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Home City Financial Corporation

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HOME CITY FINANCIAL CORPORATION
2454 North Limestone Street
Springfield, Ohio 45503
(937) 390-0470
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     The 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of Home City Financial Corporation, an Ohio corporation (“HCFC”), will be held at The Courtyard by Marriott, 100 S. Fountain Avenue, Springfield, Ohio, on [MTG DATE], 2006, at 3:00 p.m., local time, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:
1.	To consider and vote upon a proposal to (a) amend HCFC’s Articles of Incorporation (the “Articles”) to change the number of issued and outstanding shares of HCFC by dividing the total issued and outstanding shares by 210 and to specify that each person who otherwise would be entitled to a fraction of an HCFC share will be paid an amount equal to $17.10 cash for each HCFC share held before the amendment to the Articles, and (b) immediately thereafter, amend the Articles to change each then issued and outstanding HCFC share into 210 issued and outstanding shares (collectively, the “Stock Splits”). As a result of the Stock Splits, (y) each shareholder owning fewer than 210 common shares of HCFC immediately before the Stock Splits will receive $17.10 in cash, without interest, for each HCFC common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of HCFC; and (z) each HCFC common share held by a shareholder owning 210 or more common shares of HCFC immediately prior to the effective time of the Stock Splits will continue to represent one common share of HCFC after completion of the Stock Splits. The proposed amendments to HCFC’s Articles of Incorporation are attached as Exhibits B and C to the accompanying Proxy Statement;

2.	To elect five directors of HCFC for terms expiring in 2007; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
     Only HCFC shareholders of record as of the close of business on [RECORD DATE], 2006, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.
     To assure that a quorum is present at the Annual Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Annual Meeting. A postage-prepaid envelope is enclosed for your convenience.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     HCFC’s Board of Directors carefully considered the terms of the proposed Stock Splits, has determined that the Stock Splits are fair to, and in the best interests of, HCFC and all of its shareholders, and unanimously recommends that you vote “FOR” the approval of the Stock Splits.

By Order of the Board of Directors,

Springfield, Ohio	J. William Stapleton, President, Chief
[DATE], 2006	Executive Officer and Chief Operating Officer

HOME CITY FINANCIAL CORPORATION
2454 North Limestone Street
Springfield, Ohio 45503
(937) 390-0470
PROXY STATEMENT
GENERAL INFORMATION
     This Proxy Statement is being solicited by the Board of Directors of Home City Financial Corporation (“HCFC,” “we” or “us”) for use at the Annual Meeting of Shareholders on [MTG DATE], 2006 (the “Annual Meeting”). This Proxy Statement provides information about the election of directors of HCFC and a proposal to (a) amend the Articles of Incorporation, as amended (the “Articles”), of HCFC to change the number of issued and outstanding shares of HCFC, no par value per share (“HCFC shares” or “shares”), by dividing the total issued and outstanding shares by 210 (the “reverse stock split”) and to specify that each person who otherwise would be entitled to a fraction of an HCFC share will be paid an amount equal to $17.10 cash for each HCFC share held before the amendment to the Articles, and (b) immediately thereafter, amend the Articles to change each then issued and outstanding HCFC share into 210 issued and outstanding shares (the “forward stock split”). Together, the reverse and forward stock splits are referred to as the “Stock Splits.” If the Stock Splits are completed:
•	Each shareholder owning fewer than 210 HCFC shares immediately before the Stock Splits will receive $17.10 in cash, without interest, in exchange for each share owned immediately prior to the Stock Splits and will no longer be a shareholder of HCFC; and

•	Each share held by a shareholder owning 210 or more HCFC shares will continue to represent one HCFC share after the Stock Splits.
     The proposed amendments to HCFC’s Articles to accomplish the Stock Splits are attached as Exhibits B and C to this Proxy Statement.
     We cannot complete the Stock Splits unless the holders of at least [417,846] shares, which is a majority of the outstanding HCFC shares, approve the Stock Splits. The executive officers and directors of HCFC, who together own approximately [19.52]% of the HCFC shares outstanding on [RECORD DATE], 2006 (the “Record Date”), have indicated they will vote in favor of the Stock Splits. The date, time and place of the Annual Meeting at which the shareholders of HCFC will be asked to vote upon the Stock Splits, are as follows:
[MTG DATE], 2006
3:00 p.m.
The Courtyard by Marriott, 100 S. Fountain Avenue
Springfield, Ohio
937-390-0470
     We urge you to read this Proxy Statement carefully and in its entirety, including the attached Exhibits. This Proxy Statement is first being mailed to HCFC’s shareholders on or about [MAIL DATE], 2006.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HCFC.

STOCK SPLITS
SUMMARY TERM SHEET
     The following is a summary of the material terms of the Stock Splits. While this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of these terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.
Information About the Stock Splits
     The Stock Splits will consist of the following steps:
•	The reverse stock split of HCFC shares will occur on the date that the Ohio Secretary of State accepts for filing certificates of amendment to our Articles (the “Effective Date”). As a result:
•	Each record holder of less than 210 HCFC shares immediately before the reverse stock split will receive cash in the amount of $17.10, without interest, for each share held immediately before the reverse stock split and will no longer be a shareholder of HCFC; and

•	Each record holder of 210 or more HCFC shares immediately prior to the reverse stock split will receive a fractional share for each common share held immediately before the reverse stock split. Fractional shares held by holders of more than 210 shares on the Effective Date will not be purchased by HCFC and holders of 210 or more shares will not be entitled to receive any cash payment from HCFC.
•	After the reverse stock split is complete, each holder of 210 or more HCFC shares immediately before the reverse stock split will participate in the forward stock split, which will result in the holder owning the same number of shares after the forward stock split as the holder did immediately before the reverse stock split.
•	If you are a record holder who holds less than 210 HCFC shares but do not want to be cashed out in the Stock Splits, you may remain a HCFC shareholder by purchasing a sufficient number of HCFC shares, to the extent available, in the open market far enough in advance of the Stock Splits so that you hold at least 210 HCFC shares on the Effective Date. Conversely, if you are a record holder and want to be cashed out in the Stock Splits, you may do so by selling a sufficient number of HCFC shares in the open market far enough in advance of the Stock Splits so that you hold less than 210 shares on the Effective Date.
•	If you hold HCFC shares in “street name” through a nominee (such as a broker or a bank), the effect of the Stock Splits on your HCFC shares may be different than for record holders. HCFC intends for the Stock Splits to be effected at the registered shareholder level. This means that we look at the number of shares registered in the name that appears on HCFC’s record shareholder list. If your shares are held in street name, they are registered in the name of a nominee and not in your name. If that nominee holds 210 or more total shares for itself or other beneficial owners, you will not be cashed out even if you beneficially own fewer than 210 shares. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.
•	If you hold less than 210 shares through a nominee but that nominee holds more than 210 shares in the aggregate and you wish to ensure that you are cashed out in the Stock Splits, you may transfer your HCFC shares out of street name and into a record account with HCFC far enough in advance that the transfer is complete prior to the Effective Date.

•	If your nominee holds less than 210 shares of HCFC and you wish to continue as a HCFC shareholder after the Stock Splits, you may acquire additional HCFC shares, if available, in your street name account in the open market far enough in advance that the acquisition is complete prior to the Effective Date.
     Please see the sections of this Proxy Statement entitled “SPECIAL FACTORS — Effects of the Stock Splits” and “ADDITIONAL INFORMATION ABOUT THE STOCK SPLITS — Summary and Structure” for more information on the structure of the Stock Splits.
Purpose of and Reasons for the Stock Splits
•	The Stock Splits are intended to reduce the number of record holders of HCFC shares below 300, enabling us to terminate the registration of, or deregister, our shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is expected that the Stock Splits will reduce the number of record holders from 320 to approximately 176. Deregistration would suspend HCFC’s duty to file periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”) and, as a result, HCFC would no longer be a public reporting company. HCFC will, however, continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and federal and state banking laws applicable to HCFC and its wholly-owned subsidiary, Home City Federal Savings Bank of Springfield (“Home City”).
•	We estimate annual cost savings of approximately $96,300 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements, including the provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the elimination of costs associated with being listed on the Nasdaq Capital Market (“Nasdaq”) as well as the reallocation of approximately $30,000 of personnel expense to other areas of operations.
•	The HCFC Board of Directors believes that the Stock Splits constitute the most expeditious, efficient, cost effective and fair method to convert HCFC from a public reporting company to a non-public, non-reporting company compared to other alternatives considered by the Board.
     Please see the sections of this Proxy Statement entitled “SPECIAL FACTORS — Purpose of and Reasons for the Stock Splits” and “SPECIAL FACTORS — Effects of the Stock Splits” for more information on the principal reasons for the Stock Splits.
Fairness of the Stock Splits
•	The Board of Directors believes that the Stock Splits are in HCFC’s best interests and are both substantively and procedurally fair to the affiliated and unaffiliated holders of HCFC shares, including those holders whose shares will be cashed out in the Stock Splits (“Cashed Out Holders”) and those who will remain holders of HCFC shares after the Stock Splits (“Continuing Holders”). The factors the Board considered in determining the fairness of the Stock Splits are described in greater detail in this Proxy Statement.
•	The Board has set $17.10 per share (the “Cash Out Price”) as the cash consideration to be paid by HCFC to holders of less than 210 HCFC shares instead of issuing those shareholders fractional shares (i.e., less than one whole share) in connection with the reverse stock split. The Board received a fairness opinion regarding the Cash Out Price (the “Fairness Opinion”) prepared by Keller & Company, Inc. (“Keller & Company”), an independent financial advisor. Keller & Company developed the Cash Out Price and delivered the Fairness Opinion to the Board to assist the Board in establishing the terms and conditions of the Stock Splits. The full text of the Fairness Opinion, dated June 26, 2006, is attached to this Proxy Statement as Exhibit A. The Fairness Opinion is also available for inspection and copying at HCFC’s principal executive offices located at 2454 North Limestone Street, Springfield, Ohio 45503.
•	The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein as of June 26, 2006, the Cash Out Price is fair, from a financial point of view, to both the affiliated and unaffiliated Cashed Out Holders and Continuing Holders. We urge you to read the Fairness Opinion in its entirety.
•	Keller & Company provided the Fairness Opinion for the Board in connection with its consideration of the Stock Splits. The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.
     Please see the sections of this Proxy Statement entitled “SPECIAL FACTORS — Recommendation of the Board; Fairness of the Stock Splits,” “SPECIAL FACTORS — Background of the Stock Splits,” “SPECIAL FACTORS — Recommendation of the Board” and “SPECIAL FACTORS — Opinion of Keller & Company” for more information regarding the fairness of the Stock Splits.
Advantages of the Stock Splits
•	By completing the Stock Splits, deregistering our shares and suspending our periodic reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $96,300. In addition, we expect to realize non-recurring savings in the 2006 fiscal year of approximately $125,000 for consulting fees that will be required for HCFC to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. Deregistration will eliminate the significant amount of time and effort previously required of our management to prepare and review the reports required to be filed under the Exchange Act. We estimate that personnel costs of approximately $30,000 per year relate to public company reporting and compliance.
•	The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their HCFC shares at a premium without paying brokerage commissions or other transaction fees.
•	The Stock Splits will not impact affiliated holders of HCFC shares differently than unaffiliated holders of our shares on the basis of affiliate status. The sole determining factor as to whether a shareholder will remain a shareholder of HCFC after the Stock Splits is the number of shares held immediately prior to the Stock Splits.
•	The Stock Splits will have minimum effect on the Continuing Holders’ relative voting power. An estimated [14,778] shares, which is only [1.77]% of the [835,690] outstanding HCFC shares, will be eliminated as a result of the Stock Splits, and the relative percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Splits. For example, the executive officers and directors of HCFC and Home City currently beneficially own or have the right to acquire in the next 60 days through the exercise of options approximately [19.52]% of the outstanding HCFC shares, and will beneficially own approximately [19.86]% of the outstanding HCFC shares following the Stock Splits.
•	Directors, executive officers and any shareholders who own more than 10% of HCFC’s outstanding common shares will experience certain advantages after the Stock Splits. They will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act.
     Please see the section of the Proxy Statement entitled “SPECIAL FACTORS — Recommendation of the Board; Fairness of the Stock Splits” and “SPECIAL FACTORS — Effects of the Stock Splits — Effects on HCFC’s Executive Officers, Directors and Affiliates” for a more detailed discussion of the foregoing.

Disadvantages of the Stock Splits
•	Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended. Information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration. Investors seeking information about us will have to contact us directly to receive such information, and we may elect not to provide investors with requested information that we are not required by law to provide.
•	After the completion of the Stock Splits, our shares will no longer be listed on Nasdaq, and the liquidity of our shares may be reduced. In addition to reduced liquidity, the lack of publicly available financial and other information about HCFC may cause a decrease in the price at which HCFC shares trade.
•	Following the Stock Splits, Cashed Out Holders will have no further financial interest in HCFC and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, HCFC shares.
•	After completion of the Stock Splits and the subsequent deregistration of our shares, HCFC will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that HCFC’s chief executive officer and chief financial officer certify the accuracy of the financial statements contained in HCFC’s Exchange Act filings.
•	Following the deregistration of our shares, HCFC will no longer have the potential benefits of public companies, including better access to the capital markets and using company stock to effect acquisitions.
•	Following the Stock Splits, persons who exercise options under HCFC’s stock option plan may not be able to sell the shares they acquire upon the exercise of options as readily as they may currently sell their option shares.
     Please see the section of the Proxy Statement entitled “SPECIAL FACTORS — Recommendation of the Board; Fairness of the Stock Splits” and “SPECIAL FACTORS — Effects of the Stock Splits — Effects on HCFC’s Executive Officers, Directors and Affiliates” for a more detailed discussion of the foregoing.
Voting Information
     The Stock Splits require the approval of a majority of the outstanding HCFC shares entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were [835,690] HCFC shares outstanding and entitled to vote at the Annual Meeting, of which [417,846] are required to approve the Stock Splits. The executive officers and directors of HCFC who have indicated they will vote in favor of the Stock Splits together own approximately [19.52]% of the HCFC shares outstanding and entitled to vote at the meeting.
     Please see the section of the Proxy Statement entitled “MEETING AND VOTING INFORMATION” for more information.
Material Federal Income Tax Consequences
•	HCFC will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.
•	Continuing Holders will not recognize any gain or loss for federal income tax purposes.

•	Cashed Out Holders will generally recognize a gain or loss for federal income tax purposes equal to the difference between the $17.10 Cash Out Price per share and the shareholder’s per share tax basis in the HCFC shares that are exchanged for cash.
     The above discussion is a summary of the material federal income tax consequences of the Stock Splits. Please see the section of this Proxy Statement entitled “SPECIAL FACTORS — Material Federal Income Tax Consequences” for a more detailed discussion.
Unavailability of Appraisal or Dissenters’ Rights
     A shareholder of HCFC does not have the right under Ohio law or HCFC’s Articles or Code of Regulations, as amended (the “Regulations”) to demand the appraised value of the shareholder’s HCFC shares or any other dissenters’ rights, whether or not the shareholder votes in favor of the Stock Splits.
     Please see the section of this Proxy Statement entitled “ADDITIONAL INFORMATION ABOUT THE STOCK SPLITS — Unavailability of Appraisal or Dissenters’ Rights” for more information.
Termination of Stock Splits
     The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Annual Meeting prior to any vote on the proposal if it believes it is in HCFC’s best interests to do so. Although the Board presently believes that the Stock Splits are in HCFC’s best interests and has unanimously recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Effective Date such that it might not be appropriate or desirable to effect the Stock Splits.
     Please see the section of this Proxy Statement entitled “ADDITIONAL INFORMATION ABOUT THE STOCK SPLITS — Termination of Stock Splits” for more information.
Escheat Laws
     All cash amounts payable to Cashed Out Holders that remain unclaimed will be subject to applicable state laws regarding abandoned property.
     Please see the section of this Proxy Statement entitled “ADDITIONAL INFORMATION ABOUT THE STOCK SPLITS — Escheat Laws” for more information.
CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS
     When used in this Proxy Statement, the words or phrases “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. HCFC cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. HCFC advises readers that HCFC’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC. Please see the section of this Proxy Statement entitled “AVAILABLE INFORMATION.”

QUESTIONS AND ANSWERS

Q:	What is the date, time and place of the Annual Meeting?

A:	The Annual Meeting will be held on [MTG DATE], 2006, at 3.00 p.m. local time at The Courtyard by Marriott, 100 S. Fountain
Avenue, Springfield, Ohio.

Q:	What will shareholders be asked to vote upon at the Annual Meeting?

A:	We will ask our shareholders to elect directors and approve a proposal to amend HCFC’s Articles to effect reverse and forward stock splits.

Q:	What is the stock split proposal?

A:	We are proposing that our shareholders approve a reverse stock split followed immediately by a forward stock split of our outstanding shares, which is accomplished through the amendment of our Articles.

The purpose of the Stock Splits is to allow us to suspend our SEC-reporting obligations (referred to as “going private”) by reducing the number of our shareholders of record to fewer than 300. This will relieve us of the costs typically associated with the preparation and filing of reports and other documents with the SEC.

Q:	What will I receive in the Stock Splits?

A:	If you are the registered owner of fewer than 210 HCFC shares on the date of the reverse stock split, you will receive
$17.10 in cash from us for each pre-split share you own. If you are the registered owner of 210 or more shares on the date of the Stock Splits, you will not receive any cash payment for your shares and will continue to hold the same number of shares as you did before the Stock Splits.

Q:	Why is 210 shares the “cutoff” number for determining which shareholders will be cashed out and which shareholders will remain as shareholders of HCFC?

A:	We estimate that a 210 share “cutoff” will result in approximately 176 shareholders of record. This will permit us to deregister with the SEC and will provide a “cushion” to help ensure that the record number of shareholders does not increase again to over 300 in the foreseeable future.

Q:	Is there a limit on the number of shares HCFC will exchange for cash?

A:	HCFC has not set a limit on the number of shares it will exchange for cash. However, the Board may, in its discretion, withdraw the Stock Splits from the agenda of the Annual Meeting if it determines the Stock Splits are not in the best interests of HCFC, including if there is a change in the number of shares that will be exchanged for cash that would substantially increase the cost of the Stock Splits from what is currently anticipated.

Q:	How will I know if HCFC decides to withdraw the Stock Splits from the Annual Meeting agenda?

A:	The Board will promptly notify shareholders of the decision by mail and by announcement at the Annual Meeting.

Q:	May I buy additional shares in order to remain a shareholder of HCFC?

A:	Yes. As long as you are able to acquire a sufficient number of shares so that you are the registered owner of 210 or more shares prior to the Effective Date, your HCFC shares will not be cashed out in the Stock Splits.

Q:	What if I hold my shares in “street name”?

A:	The Stock Splits will be affected at the record holder level. You will not be cashed out, even if you beneficially own fewer than 210 shares, if your nominee holds 210 or more shares in its name. If you hold shares in “street name,” you should talk to your broker, nominee or agent to determine how the Stock Splits will affect you.

Q:	What is the recommendation of our Board of Directors regarding the proposal?

A:	Our Board of Directors has determined that the Stock Splits are advisable and in the best interests of HCFC’s shareholders.
Our Board has approved the Stock Splits and unanimously recommends that you vote “FOR” the amendments to the Articles so the Stock Splits may be effected.

Q:	When are the Stock Splits expected to be completed?

A:	If the proposed amendments to our Articles are approved at the Annual Meeting, we expect the Stock Splits to be completed as soon as practicable thereafter. We must file the amendments with the Ohio Secretary of State for the Stock Splits to become effective.

Q:	What if the proposed Stock Splits are not completed?

A:	The proposed Stock Splits will not be completed if the holders of a majority of HCFC’s outstanding shares do not vote to adopt the proposed amendments to our Articles. If the Stock Splits are not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of HCFC shares on the Record Date, [RECORD DATE], 2006, are entitled to vote at the Annual Meeting. Each of our shareholders is entitled to one vote for each share owned on the Record Date.

Q:	What vote is required for our shareholders to approve the Stock Splits?

A:	The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting must vote “FOR” the Stock Splits.

Q:	What happens if I do not return my proxy card?

A:	Unless you vote in person, a failure to return your proxy card will have the same effect as voting against the Stock Splits.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this Proxy Statement, please vote your HCFC shares as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the Annual Meeting.
This Proxy Statement includes detailed information on how to cast your vote. If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting by following the procedures outlined in this Proxy Statement.

Q:	Will I have appraisal or dissenters’ rights in connection with the Stock Splits?

A:	No. Under Ohio law, you do not have appraisal or any other dissenters’ rights whether or not you vote for the Stock Splits.

Q:	Should I send in my share certificates now?

A:	No. If the Stock Splits are approved, our transfer agent will send you written instructions for exchanging your share certificates.

Q:	What are the tax consequences of the Stock Splits to me?

A:	If you receive cash in the Stock Splits because you are the registered owner of fewer than 210 HCFC shares, you will generally recognize gain or loss in an amount determined by the difference between the $17.10 cash you receive for each share and your adjusted tax basis per share in your surrendered shares. There will be no tax consequences to you if you are the registered owner of more than 210 HCFC shares or if your shares are registered in the name of a nominee that owns more than 210 HCFC shares.

Q:	If the Stock Splits are completed, what documents will HCFC continue to send to shareholders?

A:	We currently intend to continue to provide annual audited financial statements and proxy statements to our shareholders, although there is no requirement that we do so. If provided, these documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders, and our financial statements may not be accompanied by management’s discussion and analysis in the same detail.

Q:	Who can help answer my questions?

A.	If you have questions about the Stock Splits, you should contact J. William Stapleton at (937) 390-0470.

TABLE OF CONTENTS

STOCK SPLITS SUMMARY TERM SHEET	2
Information About the Stock Splits	2
Purpose of and Reasons for the Stock Splits	3
Fairness of the Stock Splits	3
Advantages of the Stock Splits	4
Disadvantages of the Stock Splits	5
Voting Information	5
Material Federal Income Tax Consequences	5
Unavailability of Appraisal or Dissenters’ Rights	6
Termination of Stock Splits	6
Escheat Laws	6
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	6
QUESTIONS AND ANSWERS	7
PROPOSAL 1 — STOCK SPLITS	12
SPECIAL FACTORS	12
Purpose of and Reasons for the Stock Splits	12
Effects of the Stock Splits	14
Alternatives to the Stock Splits	17
Recommendation of the Board; Fairness of the Stock Splits	19
Background of the Stock Splits	24
Material Federal Income Tax Consequences	27
Interests of Certain Persons in Matters to be Acted Upon	28
Opinion of Keller & Company	28
Engagement of Keller & Company	33
ADDITIONAL INFORMATION ABOUT THE STOCK SPLITS	33
Business of HCFC and Home City	33
Summary and Structure	34
Unavailability of Appraisal or Dissenters’ Rights	35
Share Certificates	35
Termination of Stock Splits	36
Escheat Laws	36
Regulatory Approvals	37
PROPOSAL 2 — ELECTION OF DIRECTORS	37
Meetings of Directors	38
Committees of Directors	38
Executive Officers	39
MEETING AND VOTING INFORMATION	39
Time and Place	40
Revoking Your Proxy	40
Record Date	40
Quorum and Required Vote	40
Solicitation and Costs	40
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	41
Directors’ Compensation	41
Executive Officers’ Compensation	41
Employment Agreement	43

Stock Option Plan	43
Recognition and Retention Plan and Trust	44
Certain Transactions with Home City	44
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	44
AUDITORS	45
Audit and Non-Audit Fees	45
AUDIT COMMITTEE REPORT	45
VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
Market Price and Dividend Information	47
HCFC Share Repurchase Information	48
FINANCIAL INFORMATION	49
Summary Historical Financial Information	49
Pro Forma Financial Information	50
AVAILABLE INFORMATION	54
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	54
PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS	55
EXHIBIT A — FAIRNESS OPINION
EXHIBIT B — FORM OF REVERSE STOCK SPLIT AMENDMENT
EXHIBIT C — FORM OF FORWARD STOCK SPLIT AMENDMENT
EXHIBIT D — AUDIT COMMITTEE CHARTER

PROPOSAL 1 — STOCK SPLITS
     At the Annual Meeting, you will be asked to consider and vote upon a proposal to (a) amend HCFC’s Articles to change the number of issued and outstanding shares of HCFC by dividing the total issued and outstanding shares by 210 and to specify that each person who otherwise would be entitled to a fraction of an HCFC share will be paid an amount equal to $17.10 cash for each HCFC share held before the amendment to the Articles, and (b) immediately thereafter, amend the Articles to change each then issued and outstanding HCFC share into 210 issued and outstanding shares. As a result of these Stock Splits, (a) each shareholder owning fewer than 210 shares of HCFC immediately before the Stock Splits will receive $17.10 in cash, without interest, for each HCFC common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of HCFC; and (b) each HCFC common share held by a shareholder owning 210 or more shares of HCFC immediately prior to the effective time of the Stock Splits will continue to represent one common share of HCFC after completion of the Stock Splits. The proposed amendments to HCFC’s Articles are attached as Exhibits B and C to this Proxy Statement.
     If effected, the Stock Splits will enable HCFC to terminate its status as a public reporting company with the SEC. HCFC will also terminate the listing of its shares on Nasdaq.
     The Board has determined that the Stock Splits are in the best interests of HCFC and its shareholders and are fair to HCFC’s affiliated and unaffiliated shareholders, including Cashed Out Holders and Continuing Holders. The Board unanimously recommends that the shareholders vote “FOR” the approval of the Stock Splits.
SPECIAL FACTORS
Purpose of and Reasons for the Stock Splits
     The purpose of the reverse stock split is to terminate HCFC’s status as a public reporting company with the SEC. As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 210 shares, we expect to have approximately 176 record holders of HCFC shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Stock Splits are completed, we intend to file with the SEC to deregister the HCFC shares. Upon deregistration, HCFC shares would no longer be quoted on Nasdaq and trades in our shares would only be possible through privately negotiated transactions or, if HCFC qualifies, in the Pink Sheets® (a centralized quotation service that collects and publishes market maker quotes for securities ) or on the OTC Bulletin Board (the “OTCBB”).
     The forward stock split is not necessary for HCFC to reduce the number of holders of HCFC shares and deregister the shares with the SEC. The Board, however, feels it is in the best interests of HCFC and our shareholders to effect the 210-for-1 forward split immediately after the reverse stock split. Without the forward split, HCFC shares would have an unusually high per share value, which would tend to further decrease the liquidity of HCFC shares.
     Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management’s time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. Since our initial public offering in 1996, we have incurred increasing costs as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, our public company expenses have increased significantly and are expected to continue to do so.
     Of particular concern is the pending internal control audit requirement imposed by Section 404 of the Sarbanes-Oxley Act, which is effective for HCFC in 2007. If the Stock Splits are not completed, we expect that our preparations to comply with Section 404 will result in additional one-time expenses, and significant increases in our annual audit expenses going forward. For smaller publicly traded companies, such as HCFC, these costs represent a larger portion of our revenues than for larger public companies.
     Not all of our reporting costs will be eliminated by deregistration, however. We will continue to comply with all federal and state reporting requirements applicable to HCFC as a savings and loan holding company and to Home City as an Ohio savings bank. Also, we currently intend to continue to provide our shareholders with annual audited financial statements and proxy statements, although we are not required to do so. If provided, these documents may not be as detailed or as extensive as those required of a public reporting company.
     The Board believes that by deregistering our shares and suspending HCFC’s periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $96,300 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations and compliance with requirements imposed on us by Nasdaq, as well as the reallocation of approximately $30,000 of personnel expense to other areas of operation. These estimated cost savings are described in greater detail below.
Estimated Cost Savings:

Annual historical costs:

Section 404 audit fees	$49,200
Other audit fees	18,100
Legal fees	4,000
Nasdaq listing fees	17,500
Edgarization	5,000
Internal personnel costs	30,000
Printing and mailing costs	2,500

Total annual costs	$126,300

Additional one-time cost savings:
Section 404 audit and consulting fees	$75,000
Internal personnel costs	50,000

Total additional one time costs	$125,000

Total estimated cost savings for the first year	$251,300

     These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance and compliance with Nasdaq requirements; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its EDGAR database; (iv) the lower printing and mailing costs attributable to the reduction in the number of shareholders and the reduced disclosure requirements; (v) the reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (vi) the audit savings and internal personnel savings due to HCFC not being subject to the public company provisions of the Sarbanes-Oxley Act; (vii) the elimination of annual Nasdaq listing fees; and (viii) a reduction in direct miscellaneous clerical and other expenses.
     In addition to the estimated annual cost savings, completion of the Stock Splits and deregistration of our shares would also result in one-time cost savings of approximately $125,000 because we would not incur additional consulting fees relating to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Implementing Section 404 of the Sarbanes-Oxley Act would require compliance planning, assessment, documentation and testing, and a significant investment of time by the management and employees of HCFC and Home City.
     The annual and one-time cost savings set forth above are only estimates. The actual savings we realize from going private may be higher or lower than these estimates. The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim services. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.
     Operational Flexibility. Another reason for the Stock Splits is the operational flexibility that deregistration would provide. The Board believes that ceasing to be a public reporting company would enable management to focus more on HCFC’s long-term growth without the burden of SEC reporting requirements and other aspects of being a public company.
     Conclusion. In light of the foregoing, the Board believes the benefits HCFC receives from maintaining its status as a public reporting company are substantially outweighed by the associated costs and expenses. The Board believes that it is in HCFC’s best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company.
Effects of the Stock Splits
     The primary effect of the Stock Splits will be to reduce the number of record holders of HCFC shares from approximately 320 to approximately 176. Because we will have less than 300 record holders of HCFC shares, we will be able, and intend, to deregister our shares with the SEC under the Exchange Act. After deregistration, HCFC shares will no longer be quoted on Nasdaq. The suspension of our reporting obligations under the Exchange Act and the elimination of our Nasdaq listing will further reduce the existing limited trading market for HCFC shares and may result in a decline in the price of HCFC shares. We may also have less access to capital markets and not be able to use HCFC shares to effect acquisitions as a non-reporting company. After the deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that HCFC’s officers certify the accuracy of HCFC’s financial statements.
     Discussed below are some additional effects of the Stock Splits on certain persons or groups.
     Effects on Cashed Out Holders. Upon completion of the Stock Splits, Cashed Out Holders (i.e., holders of less than 210 HCFC shares immediately before the completion of the Stock Splits):
•	Will have their HCFC shares cancelled in exchange for the Cash Out Price instead of selling their shares at a time and for a price of their choosing;

•	Instead of receiving a fractional share, will receive cash, in a taxable transaction, equal to $17.10 for each HCFC share held immediately before the Stock Splits;

•	Will receive the Cash Out Price without paying brokerage commissions or other transaction fees;

•	Will no longer be a shareholder of HCFC and will not be able to participate in HCFC’s future earnings or growth; and

•	Will receive no interest on cash payments owed to them by HCFC as a result of the Stock Splits.

     For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled “SPECIAL FACTORS — Material Federal Income Tax Consequences.”
     If you hold HCFC shares in “street name” through a nominee (such as a broker or bank), the Stock Splits may not affect you the same as they do record holders. HCFC intends for the Stock Splits to be effected at the record holder level. This means that if your nominee owns of record more than 210 shares, you will not be cashed out even if you beneficially own less than 210 shares. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.
     If you hold fewer than 210 HCFC shares, and you prefer to remain a shareholder of HCFC after the Stock Splits, you may do so by taking one of the following actions far enough in advance so that it is complete prior to the Effective Date:
•	Purchase a sufficient number of additional shares, if available, on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, so that you hold at least 210 HCFC shares in your record account immediately before the Effective Date;

•	If your nominee owns more than 210 HCFC shares immediately prior to the Effective Date, you are not required to take any action to remain a shareholder of HCFC if you continue to hold your HCFC shares through your nominee on the Effective Date. If your nominee owns less than 210 HCFC shares, you may acquire additional shares in your street name account, if available, in the open market. Due to the limited market in HCFC shares, there is no assurance that you will be able to purchase enough shares to remain a shareholder of HCFC. You should contact your nominee to determine how the Stock Splits will affect you; or

•	If applicable, consolidate accounts in which you hold an interest so that you hold at least 210 HCFC shares in one record account immediately before the Stock Splits.
     If you are a Cashed Out Holder, you will receive a letter of transmittal from us as soon as practicable after the Stock Splits are completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to Illinois Stock Transfer, Inc., HCFC’s transfer agent (the “Transfer Agent”) for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the letter of transmittal. Do not send your share certificate(s) in with your proxy. Please wait until you receive your letter of transmittal to surrender your share certificate(s) to the Transfer Agent.
     Effects on Continuing Holders. If the Stock Splits are completed, Continuing Holders (i.e., holders of 210 or more HCFC shares immediately before the Stock Splits):
•	Will hold the same number of shares before and after the Stock Splits;

•	Will not receive cash for any portion of their HCFC shares;

•	Will likely experience a further reduction in liquidity of HCFC shares;

•	Will not experience a significant increase in their respective ownership percentages of HCFC shares; and

•	Will have less access to information about HCFC.

     Upon the termination of the registration of our shares under the Exchange Act, HCFC shares will no longer be eligible for trading or quotation on any securities market or quotation system, except the Pink Sheets® or OTCBB. In order for HCFC shares to be quoted in the Pink Sheets® or the OTCBB, one or more broker-dealers would need to act as market makers and sponsor our shares. Although we anticipate that a broker-dealer will sponsor our shares in the Pink Sheets® or on the OTCBB, there can be no assurance that any broker-dealer will be willing to act as a market maker in our shares after the Stock Splits.
     If you hold 210 or more HCFC shares and you prefer to be completely cashed out in connection with the Stock Splits, you may do so by selling enough HCFC shares in the open market so that you hold less than 210 HCFC shares as of the Effective Date. Due to the limited market for HCFC shares, there is no assurance that you will be able to sell enough shares to reduce your holdings to less than 210 HCFC shares. If you hold HCFC shares in “street name,” you should contact your nominee (such as your broker or bank) to determine how the Stock Splits will affect you. If your nominee owns 210 or more HCFC shares, you can ensure you are cashed out by transferring your HCFC shares into a record account with HCFC far enough in advance that the transfer is complete prior to the Effective Date.
     If you are a Continuing Holder with a share certificate representing your HCFC shares, your share certificate will continue to evidence ownership of the same number of HCFC shares as is set forth on the face of the certificate.
     Effects on HCFC. We intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Stock Splits. Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record shareholders, and we will no longer be a public reporting company. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws, and we will also continue to be subject to regulation by the Office of Thrift Supervision of the Department of the Treasury (the “OTS”) and the Federal Deposit Insurance Corporation (the “FDIC”) as applicable to savings and loan holding companies and Ohio savings associations.
     We currently intend to continue to provide annual audited financial statements and proxy statements to our shareholders, although there is no requirement that we do so. If provided, these documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders, and our financial statements may not be accompanied by management’s discussion and analysis in the same detail. It will be more difficult for our shareholders to obtain information about us.
     As a result of the deregistration of our shares, we estimate that we will save approximately $96,300 in annual costs associated with being a public company, as well as a reallocation to other aspects of our operations of approximately $30,000 of personnel expense for time currently spent by management and employees associated with our SEC reporting activities. Additionally, we anticipate a one time cost savings of $125,000 in expenses to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. These anticipated savings are discussed under the heading “SPECIAL FACTORS — Purpose of and Reasons for the Stock Splits — Reduced Costs and Expenses” above.
     Although we will no longer be a public reporting company, we expect our business and operations, and the business and operations of Home City, to continue as they are presently conducted. The executive officers and directors of HCFC and Home City will not change due to the Stock Splits. Home City’s deposits will continue to be insured by the FDIC, and we will continue to be regulated by the same bank regulatory agencies. HCFC expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its and Home City’s business operations. Other than as described in this Proxy Statement, neither HCFC, Home City nor their management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of HCFC or Home City assets; change the composition of the Board or management of HCFC or

Home City; change materially HCFC’s indebtedness or capitalization; change HCFC’s dividend policy; or otherwise effect any material change in HCFC’s corporate structure or business.
     Currently, we have no plans to issue HCFC shares after the Stock Splits, other than pursuant to HCFC’s 1997 Stock Option and Incentive Plan (the “Stock Option Plan”), but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in HCFC’s best interests. If, in the future, the Board determines that the adoption of a new stock option plan would be beneficial to HCFC, it may, in its discretion, adopt such a plan without shareholder approval. The exercise of options granted under any newly adopted plan would reduce the ownership percentage of HCFC’s shareholders at the time. Holders of HCFC shares currently do not have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.
     After the Stock Splits are completed, we may, from time to time, repurchase HCFC shares in privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including HCFC’s financial condition, operating results and available capital at the time.
     Effects on Rights of HCFC Shares. The rights associated with HCFC shares will be unaffected by the Stock Splits, and there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. The HCFC shares acquired by HCFC in the Stock Splits will be held in HCFC’s treasury.
     Effect on ESOP. Because the HCFC shares will no longer be traded or quoted on Nasdaq or any other established securities market, HCFC’s Employee Stock Ownership Plan (the “ESOP”) will be required to obtain annual appraisals to value the HCFC shares owned by the ESOP. In addition, under the terms of the ESOP, the participants in the ESOP will have a “put right” which permits a participant to require HCFC to repurchase the participant’s ESOP shares when they are distributed to the participant.
     Effects on HCFC’s Executive Officers, Directors and Affiliates. If we complete the Stock Splits and deregister, our affiliates, consisting of our executive officers, directors and any shareholders who own more than 10% of HCFC shares, will be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates may also lose the ability to dispose of their HCFC shares pursuant to the safe harbor from the general registration requirement of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, shares acquired upon the exercise of options under HCFC’s stock option plan will be “restricted securities” under Rule 144, which will restrict the ability of all option holders, whether or not directors or executive officers, to sell the HCFC shares they acquire on the exercise of their options.
     As is more thoroughly discussed under the heading “SPECIAL FACTORS — Interests of Certain Persons in Matters to be Acted Upon,” we expect that upon the completion of the Stock Splits, our executive officers and directors will own approximately [19.86]% of the then outstanding HCFC shares, as compared to approximately [19.52]% of the shares outstanding immediately prior to the Stock Splits.
Alternatives to the Stock Splits
     In making its determination to proceed with the Stock Splits, the Board considered the feasibility of the alternative transactions described below. The Board did not investigate the potential costs of the transactions listed below because it determined that they either had no certainty of sufficiently reducing the number of HCFC’s shareholders or had other features, such as triggering dissenters’ rights, which could possibly add to the expense and the uncertainty of the transaction.
     Issuer Tender Offer. The Board considered the feasibility of an issuer tender offer to repurchase HCFC shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough HCFC shares would be tendered to sufficiently reduce the number of HCFC’s shareholders. In addition, the rules governing tender offers require equal treatment of all shareholders, including pro rata acceptance of offers from shareholders. These requirements make it difficult to ensure that we would be able to reduce the number of record holders of HCFC shares enough to permit us to deregister the HCFC shares, potentially resulting in our incurring the expense of repurchasing numerous shares and still being unable to deregister. As a result of these disadvantages, the Board determined not to pursue this alternative.
     Odd-Lot Tender Offer. Another option considered by the Board was an odd-lot tender offer. In an odd-lot tender offer we would offer to repurchase, at a designated price per share, HCFC shares held by any holder of less than 100 shares. Unlike general tender offers, which require HCFC to permit all shareholders to participate equally, there is an exception for tender offers to holders of less than 100 shares. However, even if all holders of less than 100 HCFC shares participated in the tender, we still could not sufficiently reduce our number of shareholders to enable us to deregister. As a result, the Board rejected this alternative.
     Traditional Stock Repurchase Program. The Board also considered a plan whereby HCFC would periodically repurchase HCFC shares on the open market at market prices. The Board rejected this type of transaction since repurchasing enough shares in this manner to enable us to deregister our shares would likely take an extended period of time, have no assurance of success and be of undeterminable cost.
     Reorganization Through A Cash Out Merger. The alternative available to the Board which was most similar to the Stock Splits was coordinating a merger with a shell corporation and reissuing stock to the shareholders of the newly merged entity. The share exchange would be such that shareholders owning less than 210 HCFC shares prior to the merger would be cashed out, and shareholders owning more than 210 shares would become shareholders in the newly merged entity. The Board of Directors concluded that the Stock Splits were a better alternative since they do not require the formation of a new entity, allow HCFC to avoid the regulatory issues and approvals associated with the merger of HCFC into another corporation and do not trigger dissenters’ rights as a cash out merger would.
     Sale of HCFC. The Board recognized that a sale of HCFC was an available option, but the Board is attempting to achieve the limited goal of eliminating our public company expenses. A sale of HCFC would go well beyond achieving this limited purpose. Our focus on serving our community and our local customer base has enabled us to grow steadily and increase shareholder value. The Board does not believe that it is time to abandon this model and is instead seeking to reduce costs and the burden of being a public company to enable us to further pursue this focus and remain independent.
     Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board believes that maintaining the status quo is not in the best interests of HCFC and its shareholders and rejected this alternative.

Recommendation of the Board; Fairness of the Stock Splits
     At its meeting held on June 26, 2006, the Board, in the exercise of its business judgment, approved $17.10 as the Cash Out Price for the HCFC shares. The Board believed $17.10 represented fair consideration at a premium to the current market prices of our shares without being so high as to be unfair to the Continuing Holders. The Board determined that the Stock Splits and the $17.10 Cash Out Price are fair based on consideration of a number of factors. Favorable factors considered were the following:
•	the significant cost and time savings to be achieved by deregistering the HCFC shares;

•	the opportunity of HCFC shareholders to choose whether to remain shareholders or to liquidate their shares at a premium price;

•	the Board’s analysis of the fairness of the Cash Out Price (which included a consideration of current and historical market prices, the net book value of HCFC shares, the going concern value of the HCFC shares and the analyses and conclusions of HCFC’s financial advisor, which analyses and conclusions the HCFC Board adopted as its own);

•	the equal treatment afforded to affiliated and unaffiliated holders of HCFC shares;

•	the minimal effect the Stock Splits will have on the voting power of HCFC’s shareholders; and

•	the absence of a material change in ownership percentage of executive officers and directors due to the Stock Splits.
     The Board believes that the foregoing factors outweighed the following disadvantages of the Stock Splits considered by the Board:
•	the potential reduction of market for HCFC shares;

•	the possible decline in the price of HCFC shares;

•	the termination of publicly available information about HCFC;

•	the termination of application of the Sarbanes-Oxley Act and other reporting and disclosure obligations to HCFC;

•	the absence of other benefits normally associated with being a public reporting company; and

•	the fact that Cashed Out Holders will not participate in future increases in the value of HCFC shares or payments of dividends on HCFC shares.
     In its determination of the fairness of the Stock Splits, the Board did not:
•	attribute any weight to its prior repurchases;

•	perform a liquidation value analysis;

•	attribute any weight to its Supervisory Agreement with the Office of Thrift Supervision; or

•	have any firm offers to purchase HCFC, prior public offerings, mergers or consolidations or controlling securities purchases to consider.

     Each of these listed factors is discussed in the following pages.
     The Board unanimously approved the Stock Splits and recommends that the shareholders vote “FOR” the approval of the Stock Splits. Except for such recommendation, we are not aware that any of HCFC’s executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Stock Splits.
     Affiliated and unaffiliated shareholders will be treated equally in the Stock Splits. The only factor affecting whether a shareholder will be cashed out or will remain a shareholder of HCFC is the number of shares held by the shareholder. As a result, the Stock Splits are not structured so that approval of at least a majority of unaffiliated shareholders is required. In determining not to seek such approval, the Board was aware that HCFC’s executive officers and directors, who together own currently approximately [19.52]% of the HCFC shares outstanding and entitled to vote at the Annual Meeting, have indicated that they will vote in favor of the Stock Splits.
     In determining the fairness of the Stock Splits, the Board chose not to form a special committee of the Board to evaluate the Stock Splits. The Board is comprised primarily of independent directors and, although all of the directors own HCFC shares, the 210 share threshold was determined without regard to their share ownership. As this was the sole potential conflict of interest and the directors will be treated identically to all other shareholders in the Stock Splits, the Board did not feel that the additional protections that may be afforded by an independent committee would be significant. Accordingly, no independent committee of the Board has reviewed the fairness of the Stock Splits.
     Additionally, the Board chose not to retain an unaffiliated representative to act solely on behalf of the shareholders for the purpose of negotiating the terms of the Stock Splits or preparing a report covering the fairness of the Stock Splits. We have not made any provision in connection with the Stock Splits to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board views (i) the Fairness Opinion, (ii) the need to obtain the affirmative vote of the holders of at least a majority of the outstanding HCFC shares, and (iii) the other matters discussed in this Proxy Statement as affording adequate procedural safeguards to unaffiliated shareholders without the expense of multiple financial or legal advisors. With respect to unaffiliated shareholders’ access to our corporate files, the Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Stock Splits. The Board also considered the fact that under Ohio law, subject to certain conditions, shareholders have the right to review our relevant books and records.
     The Board determined that the steps discussed above would be costly and would not provide any meaningful additional benefits, and did not feel they were necessary to ensure the fairness of the Stock Splits. The Board noted the fact that the financial advisor engaged by HCFC considered and rendered its opinion as to the fairness of the Cash Out Price, from a financial point of view, to HCFC’s shareholders.
     After the Board decided to pursue the Stock Splits in November 2005, Keller & Company provided the Board with a fairness opinion dated December 19, 2005 and recommended to the Board a cash out price of $16.20. Based upon that fairness opinion and the associated analyses performed by Keller & Company with respect to historical and current market prices for HCFC shares, which analyses and conclusions the Board adopted as its own, the Board approved the original cash out price of $16.20. However, the preparation of the draft proxy statement and responses to SEC comments delayed the completion of the proxy statement significantly longer than the Board expected. These delays resulted in the Board determining in April 2006 that it should reconsider whether $16.20 was an appropriate cash out price.
     Thereafter, in determining the fairness of the Stock Splits at its June 2006 meeting, the Board considered the factors discussed below. The Board believes that the Stock Splits are substantively fair to HCFC’s unaffiliated shareholders, including Cashed Out Holders and Continuing Holders, in light of these factors. The Board did not assign specific weight to the following factors in a formulaic fashion. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, the Board did place special emphasis on the significant cost and time savings we expect HCFC to realize from deregistration of our shares.
     Significant Cost and Time Savings. By deregistering the HCFC shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $126,300 and non-recurring savings of approximately $125,000 in consulting fees that we would otherwise expect to incur due to compliance with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. We estimate that approximately $30,000 of the annual cost savings will result from the reallocation of personnel expense for time previously spent by management preparing and reviewing our reports required to be filed with the SEC under the Exchange Act. Please see the section entitled “SPECIAL FACTORS — Purpose of and Reasons for the Stock Splits” for more information about these cost savings.
     Opportunity to Remain a Holder of or to Liquidate HCFC Shares. Another factor considered by the Board in determining the fairness of the Stock Splits to holders of HCFC shares is the opportunity current HCFC shareholders have to remain shareholders or to liquidate their HCFC holdings. Current holders of fewer than 210 shares can either remain HCFC shareholders by acquiring additional shares so that they own at least 210 HCFC shares immediately before the Effective Date or sell their shares to HCFC. If a shareholder purchases additional shares, the shareholder may incur brokerage fees or commissions. Holders of fewer than 210 HCFC shares at the time of the Stock Splits are able to sell their shares to HCFC at a premium price without paying any brokerage fees or commissions. The Board did not quantify the consideration of brokerage fees and commissions paid for a share purchase or saved by selling the shares to HCFC in the Stock Splits since such fees, if any, vary widely depending upon the method used to acquire or dispose of shares. Conversely, shareholders who own 210 or more HCFC shares and who desire to liquidate their shares in connection with the Stock Splits at the premium price offered can reduce their holdings to less than 210 HCFC shares by selling or gifting shares prior to the Effective Date. The Board did not place undue emphasis on this factor due to the limited trading market for the HCFC shares. Please see the section entitled “SPECIAL FACTORS — Effects of the Stock Splits.”
     Current and Historical Market Prices. The Board took into consideration that, historically, the market for HCFC shares has not been very liquid. Over the past few years, the liquidity of HCFC shares has steadily decreased, as evidenced by an average trading volume in fiscal 2005 of only 197 shares per day, down from 466 shares per day in fiscal 2002. The Board also reviewed high and low closing prices for HCFC shares from January 1, 2005 to March 31, 2006, which ranged from $16.65 to $14.40 per share. The next highest closing price during that same twelve month period was $16.30. The last closing price of our common stock prior to the announcement of the Stock Splits was $15.28 on January 25, 2006 and prior to the Board’s approval of the $17.10 Cash Out Price was $15.19 on June 23, 2006. The Board considered the fact that the Cash Out Price represents a premium of 13.76% over the closing price on June 23, 2006.
     Net Book Value. As of March 31, 2006, the book value per share of HCFC shares was approximately $16.27. Although book value was a factor that was considered by the Board among others in determining the consideration to be paid to Cashed Out Holders, the Board determined that it was not directly relevant because book value approximates a liquidation value and liquidation is generally not a viable alternative for a financial institution. However, the Board noted that the Cash Out Price of $17.10 reflects a multiple of over 1.05 times HCFC’s March 31, 2006 book value per share.
     Going Concern Valuation. Due to the nature of their operations, financial institutions cannot be liquidated in an efficient manner. Accordingly, when considering the valuation of HCFC’s shares, the Board approached the entity as a going concern operating entity. As part of its assessment, the Board considered Keller & Company’s discounted cash flow analysis, which provided a going concern valuation for HCFC, and adopted such analysis as its own. This analysis is discussed below under the heading “SPECIAL FACTORS — Opinion of Keller & Company.”
     Opinion of Financial Advisor. The Board engaged Keller & Company to develop the Cash Out Price and provide the Fairness Opinion. The Board reviewed the proposal made by Keller & Company that $17.10 per share be established as the Cash Out Price. The Board also reviewed and considered the financial analyses and conclusions presented to the Board in connection with the Fairness Opinion and adopted all of Keller & Company’s analyses and conclusions as its own. Those analyses consisted of an analysis of stock prices of comparable public companies, the historical and market prices for HCFC shares during the past years and discounted cash flows. In reviewing these analyses, the Board took into consideration that, historically, the market for HCFC shares has not been very liquid. Although the trading prices for illiquid stocks may not be considered the most accurate indicators of the value of those stocks for some purposes (such as a merger), the Board considered that such prices and peer group stock prices when coupled with the discounted cash flow analysis performed by Keller & Company, were the best indicators for HCFC for the purpose of the Cash Out Price. A copy of the Fairness Opinion is attached as Exhibit A to this proxy statement and is incorporated herein by reference. You should read the Fairness Opinion carefully and in its entirety. In addition, you should read the discussion under “SPECIAL FACTORS — Opinion of Keller & Company” for more information relating to the Fairness Opinion and the related financial analyses.
     Equal Treatment of Affiliated and Unaffiliated Holders of HCFC Shares. The Stock Splits will not affect holders of HCFC shares differently on the basis of affiliate status. The sole determining factor in whether a shareholder will be a Cashed Out Holder or Continuing Holder as a result of the Stock Splits is the number of HCFC shares held by the shareholder immediately prior to the Stock Splits. Currently, all affiliated holders are record holders of at least 210 shares and, therefore, it is anticipated that each of them will remain a shareholder of HCFC after the Stock Splits. Please see the section entitled “ADDITIONAL INFORMATION ABOUT THE STOCK SPLITS — Summary and Structure” for more information.
     Minimum Effect on Voting Power. The Stock Splits will have minimum effect on the voting power of HCFC’s shareholders. The HCFC shares are the only voting shares of HCFC and will continue to be the only voting shares after the Stock Splits. The voting and other rights of HCFC shares will not be affected by the Stock Splits. The only effect of the Stock Splits on HCFC’s voting power will be a slight change in the overall ownership percentage of the Continuing Holders.
     No Material Change in Ownership Percentage of Executive Officers and Directors. Since only an estimated [14,778] out of [835,690] outstanding HCFC shares will be eliminated as a result of the Stock Splits, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Splits. For example, the executive officers and directors of HCFC and Home City currently beneficially own approximately [19.52]% of the outstanding HCFC shares, and will beneficially own approximately [19.86]% of the outstanding HCFC shares following the Stock Splits. All of HCFC’s directors and executive officers currently have over 210 shares, and will remain shareholders of HCFC after completion of the Stock Splits. Please see the section entitled “SPECIAL FACTORS — Interests of Certain Persons in Matters to be Acted Upon.”
     Potential Reduction of Market for HCFC Shares. After the completion of the Stock Splits and the deregistration of our shares, we will no longer be listed on Nasdaq. As a result, we anticipate that the public market for HCFC shares may be reduced. The Board, however, considered that potential trades in HCFC shares could be facilitated by a market maker in the Pink Sheets® or OTCBB following deregistration. Please see the section entitled “SPECIAL FACTORS — Effects of the Stock Splits.”
     Possible Decline in Price of the HCFC Shares. After the completion of the Stock Splits, the liquidity of our shares may be reduced. In addition, the lack of publicly available financial and other information about HCFC and the diminished opportunity for HCFC’s shareholders to monitor HCFC’s management due to the reduced availability of public information may cause the Continuing Holders to experience a decrease in the price at which they may sell their shares. Please see “Potential Reduction of Market for HCFC Shares” immediately above and “Termination of Publicly Available Information about HCFC” immediately below.
     Termination of Publicly Available Information About HCFC. After deregistration of HCFC shares under the Exchange Act, information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration, and investors seeking information about us will have to contact us directly to receive such information. We may or may not provide investors with requested information that we are not required by law to provide. The Stock Splits will not affect the right of the Continuing Holders under Ohio law to obtain certain information from HCFC. Under Ohio law, a shareholder has the right to make a written request to inspect certain books and records for any purpose reasonably related to the person’s interest as a shareholder. The Board believes that the overall benefits to HCFC of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about HCFC. Please see the section entitled “SPECIAL FACTORS — Effects of the Stock Splits.”
     Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to HCFC. After the completion of the Stock Splits and the deregistration of our shares, we will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act that apply to public companies, including the requirement that the chief executive officer and the chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings.
     HCFC Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status. Another potential disadvantage of the Stock Splits is that we will no longer have the benefits normally associated with being a public reporting company, such as better access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct an offering of HCFC shares or other securities, we would have to again become a reporting company, and the expenses that we are seeking to eliminate would then be reinstated. We believe that the cost savings of deregistration outweigh the drawbacks of losing more ready access to the capital markets. We have historically had excess or sufficient capital and have not needed to obtain financing through public offerings. We have not issued HCFC shares or any other securities in a public offering since our initial public offering in 1996, and we do not presently foresee any need to do so.
     Another advantage of being a public company is using company stock, as opposed to cash or other consideration, to effect acquisitions. The opportunities for companies our size to acquire other businesses using stock are limited. We have not previously completed an acquisition using stock and, given the limited opportunities for such acquisitions, it is uncertain that we would be able to do so in the future.
     Cashed Out Holders will not Participate in Future Increases in Value of HCFC Shares or Payments of Dividends. Following the Stock Splits, Cashed Out Holders will have no further financial interest in HCFC and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, HCFC shares.
     Although potentially relevant to a determination of fairness of the Stock Splits, the factors listed below are, for the reasons given, not applicable to HCFC, and were not considered or were not given any weight by the Board for this reason.
     Purchase Prices Paid for Repurchases of HCFC Shares. Prices paid by HCFC in past repurchases of HCFC shares were not given any weight because HCFC has not repurchased any shares in the last three years and the Board determined that the going private transaction should be priced at a premium to current market value. Past repurchases have been made at the fair market value of HCFC’s shares at the time of the repurchase.
     Liquidation Value. In connection with its deliberations, the Board did not develop, and it did not request that Keller & Company evaluate, HCFC’s liquidation value. The Board discussed generally the purpose and nature of a liquidation value and determined that such a valuation would not be a representative value that should be utilized when considering the fairness of the Stock Splits to HCFC’s shareholders. Because most of HCFC’s (and Home City’s) assets are financial assets, their book values generally approximate fair market value. If Home City’s assets were sold in an orderly liquidation, some of Home City’s loans and deposits may be sold at a slight premium over book value and others may be sold at a discount. However, because the liquidation of a financial institution is a complex process involving significant regulatory procedures and approvals, any premium received would not be material considering the costs associated with a liquidation. As a result, it is the opinion of the Board that the liquidation value would not be materially above the book value of $16.27 as of March 31, 2006 and significantly less than the current and historical trading price.

     Supervisory Agreement. The Board discussed the Supervisory Agreement between Home City and the Office of Thrift Supervision in August 2005 and determined that no weight should be accorded to it in connection with evaluating the fairness of the Stock Splits. The execution of the Supervisory Agreement was publicly disclosed in August 2005, management has every intention of complying with the Supervisory Agreement, and management does not expect compliance to have a material adverse effect on HCFC. The requirements of the Supervisory Agreement and HCFC’s compliance with those requirements will not have a material financial impact on HCFC. Moreover, the advantages of deregistration are the same regardless of the Supervisory Agreement, and the Supervisory Agreement creates no disadvantages to the going private transaction. Home City obtained permission from the OTS to make a capital distribution to HCFC necessary for HCFC to pay the Cash Out Price and expenses estimated by the Board of HCFC.
     Firm Offers. No firm offers to purchase HCFC have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase HCFC, and the Board did not seek out any such offers. The Board believes that a sale of HCFC is not in our best interests or the best interests of our shareholders, customers, employees or community at this time.
     Prior Public Offerings. We have not made any underwritten public offering of our shares or any other securities since our initial public offering in 1996.
     Merger, Consolidation or Other Extraordinary Transaction. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.
     Securities Purchases. There have not been any purchases of our shares that would enable the holder to exercise control of HCFC.
     Conclusion. The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Splits are fair to all HCFC shareholders, including the unaffiliated Cashed Out Holders and Continuing Holders.
Background of the Stock Splits
     HCFC became an SEC reporting company in 1996 in connection with the mutual-to-stock conversion of Home City. The conversion was governed by OTS regulations. One of the most significant features of the OTS conversion regulations was the process to determine how much stock would be offered in the conversion. HCFC, like many companies which converted in the 1990’s, was required to raise more capital than would have been desirable had the Board been able to choose the amount of capital to raise. Another aspect of the OTS regulations which affected HCFC’s early existence as a public company included the requirement that converted companies remain Exchange Act reporting companies for at least three years after conversion.
     HCFC utilized stock repurchases and capital distributions as the principal means of deploying its excess capital. HCFC paid a $3.50 per share return of capital in 1998. HCFC’s excess or sufficient capital also meant that the easier access to the capital markets available to public companies was not a meaningful advantage to HCFC. In addition, although HCFC’s status as a public company allowed HCFC to list its shares on Nasdaq, HCFC’s shares are very thinly traded. It became apparent to the Board that HCFC was not realizing the benefits of being a public company even though it continued to incur the expense. Management and the Board began to informally discuss the benefits and disadvantages of remaining a publicly traded company.
     The passage of the Sarbanes-Oxley Act in 2002 ushered in a wave of corporate reforms that have increased HCFC’s expense as a public company without enhancing, from an operations perspective, the benefits of being a public company. In anticipation of the adoption of the regulations implementing the Sarbanes-Oxley Act, the Board became concerned about the additional expenses HCFC would incur in complying with the new regulations. In the fall of 2003, Mr. Stapleton discussed with a number of financial investment advisors the processes of going private and the effects on the capital markets. Numerous research reports were subsequently provided and ultimately forwarded to the HCFC Board of Directors.
     In anticipation of the original compliance deadline of 2005 for Section 404 of the Sarbanes-Oxley Act, in 2004 management obtained from a public accounting firm a proposal regarding the costs of implementing an internal control structure to comply with Section 404. The accounting firm estimated that initial one-time outside professional fees would equal approximately $75,000 to document and implement a compliant internal control structure, contingent upon performance of a substantial amount of the work by HCFC’s internal personnel.
     In early 2005, the Board of Directors obtained from its legal counsel, Vorys, Sater, Seymour and Pease LLP (“VSS&P”), and discussed on January 27, 2005, written information regarding the deregistration of HCFC’s shares, including discussion of alternative methods of reducing the number of shareholders and the advantages and disadvantages of deregistration.
     During the period from January through December 2005, Mr. Stapleton discussed the possibility of going private with HCFC’s internal and external auditors. These discussions included estimates for HCFC’s ongoing compliance costs as a public versus private company. Then, HCFC’s Audit Committee met with HCFC’s auditor to discuss various audit and accounting issues, including Section 404 compliance. The auditor estimated that adding Section 404 attestation procedures to the annual audit process would likely cause our annual audit costs to increase approximately $49,200 per year.
     On August 22 and 31, 2005, the directors discussed deregistration. At the first meeting, Mr. Stapleton discussed the results of his review of relevant information and distributed to the directors copies of a list of HCFC’s shareholders. The directors were provided with information regarding the costs of HCFC going private. At the second meeting, a representative of VSS&P met with the Board of Directors of HCFC and discussed compliance with the Sarbanes-Oxley Act. She also discussed in detail the advantages and disadvantages of deregistration with the SEC, the alternative methods, the procedures and the timing, and answered questions from the directors.
     At a meeting on November 28, 2005, which was attended by all directors, Mr. Stapleton reported on the conversations he had participated in with legal counsel and others regarding a going private transaction. Then, Mr. Stapleton discussed with the Board the anticipated costs associated with HCFC’s ongoing compliance with the Exchange Act rules and regulations, particularly the increased compliance requirements of Sarbanes-Oxley. Management estimated the annual costs for complying with Section 404 of the Sarbanes-Oxley Act would be $96,300, plus an additional $125,000 in fiscal year 2006 for implementation and execution of a plan for compliance, in addition to HCFC’s historical expenses associated with being a public company. The Board also discussed the advantages and disadvantages of being a private company. Management recommended that HCFC go private based on management’s assessment of the costs to remain a public company versus the likely benefits of remaining a public company. The methods discussed included share repurchases, a reverse stock split, a cash out merger and forms of tender offers. The Board discussed all of this information with management, including the effects on shareholders who would be eliminated in the transaction. The Board also reviewed the current composition of our shareholders and number of shares issued and outstanding, and reviewed the analysis of the possible costs associated with a going private transaction. The Board instructed Mr. Stapleton to hire an independent financial advisor to obtain a fairness opinion that would advise the Board of a price to be paid to Cashed Out Holders, and to assist legal counsel in drafting a proxy statement.
     At a regular Board meeting on December 19, 2005, with all directors in attendance, Mr. Michael Keller of Keller & Company discussed a recommended cash out price of $16.20 and presented a fairness opinion. Mr. Keller discussed with the Board Keller & Company’s valuation analysis with respect to HCFC shares. It presented the Board with information regarding (i) trading history, including volume and prices, of the HCFC shares, and (ii) a review of the market performance and trading history of companies comparable to HCFC. Mr. Keller stated that the current trading price of HCFC shares as a multiple of earnings and as a percent of book value was below that of its peers. The Board discussed the pros and cons of paying a premium above the current trading price. After presenting the relevant financial information, Keller & Company advised the Board that, in its opinion, a per share purchase price of $16.20 per HCFC share in lieu of issuing fractional shares to Cashed Out Holders would be fair to all of our shareholders, including the unaffiliated Cashed Out Holders and Continuing Holders. After these discussions, the Board decided to adopt Keller & Company’s valuation analysis.
     Next, legal counsel and Mr. Keller addressed questions the Board had, including the effect of being private on future acquisitions, the methods for valuing shares after going private, and the change in liquidity resulting from a going private transaction.
     Finally, Mr. Stapleton presented to the Board management’s analysis of HCFC’s shareholder list and their determination and recommendation of a split ratio of 1-for-210. Management believed this ratio balanced the Board’s goals of reducing the number of shareholders to a level comfortably below the 300 shareholder threshold at which reporting obligations would be reinstated, while minimizing the number of shareholders who would be cashed out. The Board reviewed analyses prepared by management regarding the anticipated financial impact of the Stock Splits. Specifically, the Board considered the total number of HCFC shares that would be exchanged for cash in the Stock Splits and considered its resulting impact on our financial condition. The Board then discussed the fairness of the price to be paid in light of, among other factors, the historical trading price of the shares, and the impact of the Stock Splits on the relative voting power of HCFC’s shareholders. The Board also discussed the desirability of a forward split immediately following the reverse split to avoid an unusually high per share value for HCFC shares after the completion of the reverse split. The Board determined that a subsequent forward split was desirable. After further consideration and deliberation, the Board, with all members present, unanimously approved the Stock Splits with a $16.20 price per share to be paid to Cashed Out Holders and recommended the approval of the Stock Splits by HCFC’s shareholders.
     HCFC submitted a preliminary proxy statement to the SEC in January 2006. The preparation of subsequent drafts of the preliminary proxy statement and responses to SEC comments delayed the completion of the proxy statement significantly longer than the Board expected. These delays resulted in the Board requesting in April 2006 that Keller & Company reconsider whether $16.20 was an appropriate cash out price.
     On June 26, 2006, Mr. Keller and representatives of VSS&P attended the regularly scheduled Board meeting so as to discuss Keller & Company’s revised recommended Cash Out Price and Fairness Opinion. All directors were in attendance except Mr. Foreman. Representatives of VSS&P recounted for the Board the going private process to date and discussed the delays encountered in finalizing the proxy statement, all of which resulted in the Board’s determination to request that Keller & Company re-evaluate the cash out price. Next, Keller & Company presented its recommended Cash Out Price, explaining that it used a discounted cash flow analysis to arrive at the revised Cash Out Price of $17.10. During the Board meeting, Mr. Keller presented the Board with information regarding (i) the present value of cash flows for HCFC as forecasted for the next five years, (ii) trading history, including volume and prices, of the HCFC shares, and (iii) a review of the market performance and trading history of companies comparable to HCFC. Mr. Keller stated that the peer group analyses were used to confirm the fairness of the Cash Out Price developed from the discounted cash flow analysis. Mr. Keller also discussed with the Board the absence of arbitrage activity and the expectation that HCFC’s market price would remain stable. After presenting the relevant financial information, Keller & Company advised the Board that, in its opinion, a per share purchase price of $17.10 per HCFC share in lieu of issuing fractional shares to Cashed Out Holders would be fair to all of our shareholders, including the unaffiliated Cashed Out Holders and Continuing Holders. After these discussions, the Board decided to adopt Keller & Company’s valuation analyses and conclusions in their entirety as its own. The information presented to the Board by Keller & Company regarding its financial analysis is described more fully under the heading “Opinion of Keller & Company.”
     Finally, the Board reviewed the fairness of the Cash Out Price and the Stock Splits generally to all HCFC shareholders in light of the factors discussed in this proxy statement under the heading “SPECIAL FACTORS — Recommendation of the Board; Fairness of the Stock Splits.” The Board, by unanimous approval of those directors who were present, approved the Stock Splits with a $17.10 price per share to be paid to Cashed Out Holders and recommended the approval of the Stock Splits by HCFC’s shareholders.

Material Federal Income Tax Consequences
     We have summarized below the material federal income tax consequences to HCFC and to holders of HCFC shares resulting from the Stock Splits. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department Regulations (the “Treasury Regulations”) issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. Some changes may have retroactive effect. No assurance can be given that possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings will not adversely affect this summary. This summary is not binding on the Internal Revenue Service.
     This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity. In particular, this summary does not consider the individual investment circumstances of holders of HCFC shares, nor does it consider the particular rules applicable to special categories of holders (such as tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, HCFC shares as part of a straddle, hedging or conversion transaction. In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.
     This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your HCFC shares as capital assets for federal income tax purposes.
     You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences applicable to your specific circumstances.
     Federal Income Tax Consequences to HCFC. We believe that the Stock Splits will be treated as a tax-free “recapitalization” for federal income tax purposes. This treatment will result in no material federal income tax consequences to HCFC.
     Federal Income Tax Consequences to Continuing Holders Not Receiving Cash. If you (i) continue to hold HCFC shares directly immediately after the Stock Splits and (ii) you receive no cash as a result of the Stock Splits, you will not recognize any gain or loss in the Stock Splits, and you will have the same adjusted tax basis and holding period in your HCFC shares as you had in such shares immediately prior to the Stock Splits.
     Federal Income Tax Consequences to Cashed Out Holders Retaining None of their HCFC Shares. If you receive cash in exchange for your HCFC shares as a result of the Stock Splits, your tax consequence will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Code) continues to hold HCFC shares immediately after the Stock Splits.
     If you receive cash, do not continue to hold directly any HCFC shares and are not related to any person or entity who or which continues to hold HCFC shares, you will recognize capital gain or loss equal to the difference between the cash you receive for your HCFC shares and your aggregate adjusted tax basis in such HCFC shares.
     If you receive cash, do not continue to directly hold any HCFC shares, but are related to a person or entity who or which continues to hold HCFC shares, you may be treated as owning constructively the HCFC shares owned by such related person or entity, which may cause your receipt of cash in exchange for your HCFC shares to be treated (i) first, as ordinary taxable dividend income to the extent of your ratable share of HCFC’s undistributed earnings and profits, (ii) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your HCFC shares, and (iii) then, the remainder as capital gain. If you are related to a person or entity who or which will continue to hold HCFC shares after the Stock Splits, you should consult with your own tax advisor to determine your particular tax consequences.
     Capital Gain and Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
     Special Rate for Certain Dividends. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Stock Splits that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder; (ii) you have held the HCFC shares with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.
     Backup Withholding. Holders of HCFC shares will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each holder of HCFC shares to deliver such information when the Share certificates are surrendered following the Effective Date of the Stock Splits. Failure to provide the required information may result in backup withholding.
Interests of Certain Persons in Matters to be Acted Upon
     Information regarding HCFC shares beneficially owned by the executive officers and directors of HCFC and Home City is set forth in “VOTING SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below. The Stock Splits will not impact affiliated holders of HCFC shares differently from unaffiliated holders of HCFC shares on the basis of affiliate status. The executive officers and directors of HCFC and Home City will receive no extra or special benefit not shared on a pro rata basis by all other holders of HCFC shares. If the Stock Splits are implemented, the executive officers and directors of HCFC and Home City will not benefit by any material increase in their percentage ownership of HCFC shares. Please see the section entitled “SPECIAL FACTORS — Recommendation of the Board; Fairness of the Stock Splits.”
Opinion of Keller & Company
     The Board retained Keller & Company to develop the Cash Out Price and provide the Fairness Opinion. On December 19, 2005, Keller & Company delivered a fairness opinion to the Board, which was subsequently updated on June 26, 2006. The Fairness Opinion, as updated, is the same as the one provided to the Board on December 19, 2005, except that the Cash Out Price was increased from $16.20 to $17.10 as a result of the additional discounted cash flow analysis that was performed by Keller & Company for the updated Fairness Opinion. The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, the Cash Out Price to be paid to Cashed Out Holders pursuant to the Stock Splits is fair from a financial point of view as of June 26, 2006. Keller & Company also presented to the Board a summary of the analyses described below.
     The Fairness Opinion was prepared for use by the Board and was directed only to the fairness from a financial point of view, as of the date thereof, of the Cash Out Price. Keller & Company was not involved in structuring the Stock Splits and its opinion does not compare the relative merits of the Stock Splits with those of any other transaction or business strategy which were or might have been available to or considered by HCFC or the Board as alternatives to the Stock Splits and does not address the underlying business decision by the Board to proceed with or effect the Stock Splits. The Fairness Opinion is directed to the Board in its evaluation of the Stock Splits and does not constitute a recommendation to the Board as to how it should vote on the Stock Splits or to any shareholder as to how such shareholder should vote at the Annual Meeting. In furnishing the Fairness Opinion, Keller & Company did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act of nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.
     The full text of the Fairness Opinion is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. Shareholders are urged to read the Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review by Keller & Company in connection with the Fairness Opinion.
     The Board selected Keller & Company as its financial advisor because it is a recognized financial institutions consulting firm that has substantial experience in the financial institutions industry and is knowledgeable and familiar with the operations of HCFC and its business. As part of its business, Keller & Company is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes, particularly those of financial institutions and financial institution holding companies.
     Keller & Company has served as consultant to HCFC in the past, assisting HCFC in various projects, including the completion of HCFC’s conversion appraisal in 1996 and its three-year business plan. During the past two years, Keller has not assisted HCFC or Home City in any projects and has not received any fees during this period.
     In rendering the Fairness Opinion, Keller & Company reviewed the terms of the Stock Splits and also reviewed financial and other information that was publicly available. Keller & Company also reviewed certain publicly available operational, financial and stock market data relating to selected public companies and conducted other financial studies, analyses and investigations as Keller & Company deemed necessary or appropriate for purposes of rendering the Fairness Opinion, as more fully set forth therein. No limitations were imposed by the Board of HCFC upon Keller & Company with respect to the investigations made or procedures followed by it in rendering its opinion. The Board requested Keller & Company to advise it on a price to be paid to Cashed Out Holders.
     Keller & Company assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available. Keller & Company further relied upon the assurances of HCFC’s management that they are unaware of any facts that would make the information provided to it incomplete or misleading.
     Keller & Company was not requested to make, and did not make, an independent evaluation or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of HCFC, and was not furnished with any such appraisals or evaluations. Keller & Company’s opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Keller & Company on the date of the Fairness Opinion. Subsequent developments may affect the conclusions reached in the Fairness Opinion, and Keller & Company has no obligation to update, revise or reaffirm the Fairness Opinion.
     In developing the original cash out price of $16.20 and preparing the fairness opinion dated December 19, 2005, Keller & Company conducted the following two principal analyses: (i) a comparison of HCFC with certain publicly-traded companies deemed comparable to HCFC, and (ii) a review of the historical and current market performance of the HCFC shares on NASDAQ. In developing the Cash Out Price of $17.10, Keller conducted a discounted cash flow analysis. Then, Keller & Company used a public comparables review to analyze the fairness of the Cash Out Price.

     Keller & Company discussed HCFC’s current financial position and recent earnings performance with senior management and discussed and reviewed local economic conditions and growth trends in preparing the discounted cash flow analysis. Keller & Company assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available and did not verify the accuracy or completeness of this information.
     In arriving at the Fairness Opinion, Keller & Company considered the results of its cash flow analyses as a whole and did not attribute any particular weight to any other analysis or factor considered by it. Keller & Company believes that the cash flow summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Keller & Company may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, therefore the range of valuations resulting from any particular analysis described above should not be taken to be Keller & Company’s view of the actual value of HCFC.
     The following is a summary of the material financial analyses performed by Keller & Company in connection with the development of the Cash Out Price and preparation of the Fairness Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Keller & Company employed in reaching its conclusions. The order of analyses described does not represent relative importance or weight given to those analyses by Keller & Company.
     Discounted Cash Flow Analysis. The discounted cash flow method, also referred to as the income method, values HCFC by projecting future benefits of ownership and discounting those benefits to a present value. The application of this method requires the selection of an appropriate discount rate, as well as assumptions related to prospective earnings, growth rates, dividends, and a terminal value. This method does not recognize the implementation of the Stock Splits and assumes that HCFC will continue to operate within its current structure and business model through 2011. It should be noted that, although the discounted cash flow method is a widely used valuation methodology, it relies on numerous assumptions, including projected earnings, terminal values, acquisition multiples and discount rates, which can change over time and are considered speculative.
     For the discounted cash flow analysis of HCFC, Keller & Company used a discount rate of 13.17%, based on the estimated cost of capital for small capitalization financial institutions published by Ibbotson Associates, a recognized statistical source. The assumptions by Keller & Company related to the financial condition, operating performance and dividend payments of HCFC from 2007 to 2011 are based upon HCFC’s historical trends combined with Keller & Company’s experience in constructing reasonable financial models for banks and thrift institutions. Both Keller & Company and HCFC’s management consider the resulting projections to be reasonable in the context of HCFC’s historical financial condition and operating performance, future expectations and the anticipated trends in the competitive and financial environment within which HCFC operates.
     In performing the discounted cash flow analysis, Keller & Company first determined the value of HCFC by adding (a) the present value of the estimated dividend stream that HCFC could generate over the years 2007 through 2011 and (b) the present value of the terminal value of HCFC common stock at March 31, 2011. The terminal value was determined by applying to the residual tangible book value of HCFC at March 31, 2011, an acquisition multiple of 1.45, which is the median price to book ratio of Midwest thrift acquisitions between June 30, 2005, and March 31, 2006, for comparable size thrifts and with similar earnings performance and discounting the adjusted tangible book value by the 2011 present value factor.
     The present value of HCFC’s anticipated dividends through March 31, 2011, was calculated to be $1,288,000. HCFC’s projected tangible book value at March 31, 2011 was projected to be $16,647,000, to which the 1.45 acquisition multiple was applied, resulting in an undiscounted terminal value of $24,138,000. Discounted by the 2011 present value factor of 0.5387, the present value of HCFC’s total equity value at March 31, 2011, was estimated at $13,003,000.

     The sum of the present value of the dividends and the terminal value is, therefore, $14,290,000 or $17.10 per share using the discounted cash flow method, based on a constant 835,690 HCFC shares outstanding.
     Public Comparables Review. In analyzing the $17.10 Cash Out Price derived from the discounted cash flow method, Keller & Company also reviewed the pricing ratios of certain comparable thrift institutions and thrift holding companies. The review included a comparison of such key financial ratios as return on average assets, return on average equity, and equity to assets, and such key pricing ratios as price relative to book value, latest twelve months earnings and assets. Keller & Company reviewed and compared selected financial and stock market information, ratios and multiples of HCFC to corresponding financial and stock market information, ratios and multiples for a group of nine selected publicly-traded Midwest thrift institutions or thrift holding companies with assets of at least $55.0 million but less than $290.0 million and average assets of $180.3 million, compared to $150.6 million in assets for HCFC. Keller & Company used the same comparable group institutions for the December 19, 2005 and updated June 26, 2006 Fairness Opinion. The list of comparable group institutions is set forth below:

FFW Corp. — Indiana	Home Building Bancorp — Indiana
First Bancorp of Indiana, Inc. — Indiana	Horizon Financial Services, Corp. — Iowa
First Banc Trust — Illinois	Park Bancorp — Illinois
First Independence Corp. — Kansas	Third Century Bancorp — Indiana
First Niles Financial Corp. — Ohio
     The key pricing ratios for the comparable group, all Ohio publicly-traded thrifts and all publicly-traded Midwest thrifts and for HCFC based upon its June 23, 2006, $15.19 market price as well as the Cash Out Price, in all cases using financial information as of and for the twelve months ended March 31, 2006, are shown in the following table:

	Pricing Ratios
Trading Group	Price to Book	Price to Earnings	Price to Assets	Core ROAA	Core ROAE	Equity/Assets
Comparable Group(1)(2)	108.32%	19.6X	12.33%	0.56%	4.73%	9.81%
Publicly-Traded Ohio Thrifts(2)	125.42%	22.1X	13.62%	1.00%	11.61%	8.53%
Publicly-Traded Midwest Thrifts(2)(3)	122.75%	20.0X	12.52%	0.81%	9.25%	8.74%
HCFC (Pre-Going Private)	93.36%	15.0X	8.74%	0.41%	4.66%	9.03%
HCFC(4) (Post-Going Private)	105.10%	16.9X	9.49%	0.41%	4.66%	9.03%

(1)	All thrifts that fit within the given parameters were included, except that thrifts that had announced a potential merger or acquisition were excluded from the comparable group since their ratios and market prices may have been affected by the announcement of the potential transactions. When a merger or acquisition is announced, the market price of the stock of the company being acquired tends to rise to a price near the price that will be paid for the stock

(Footnotes continued on next page)

in the announced transaction. That transaction price is negotiated between the two parties to the transaction and reflects the perceived value of the company being acquired to the acquiring company and is not a price established by the market for a company that is expected to remain independent for the foreseeable future. There were five such thrifts excluded from the peer group.

(2)	The pricing ratios were based on the market prices of the institutions on June 16, 2006.

(3)	The publicly-traded Midwest thrift institutions consisted of thrifts and thrift holding companies in Ohio, Indiana, Illinois, Michigan, Kansas and Iowa.

(4)	These numbers assume the Stock Splits were effected at the $17.10 Cash Out Price.
     For the June 26, 2006 Fairness Opinion, Keller & Company considered the comparable group comparison as a useful tool for reviewing the fairness from a financial point of view of the Cash Out Price. Keller & Company reviewed each of the pricing ratios for the comparable group relative to HCFC’s corresponding ratios based on the recent price prior to the Stock Splits and then subsequent to the Stock Splits, based on the Cash Out Price. Keller & Company recognized HCFC’s lower ROAA, ROAE and equity to assets ratio relative to the comparable group, and lower ROAA and ROAE than Ohio thrifts and Midwest thrifts. Such lower performance ratios indicate that a lower Cash Out Price to book value ratio and Cash Out Price to earnings ratio are appropriate and supports the opinion of Keller & Company that a Cash Out Price of $17.10 per share is fair from a financial point of view to all shareholders, including Cashed Out Holders and Continuing Holders. The Cash Out Price to book value ratio and the Cash Out Price to earnings ratio for HCFC are lower than the price to book value and price to earnings ratios for comparable group members, publicly-traded Ohio thrifts and publicly-traded Midwest Thrifts at a Cash Out Price of either $16.20 or $17.10 per share.
     In deriving the $16.20 cash out price for the December 19, 2005 fairness opinion, Keller & Company did not perform the discounted cash flow analysis. Rather, Keller & Company applied an increase of 5% to the price to book ratio at which HCFC’s shares were trading on December 19, 2005. Keller & Company advised management that a premium range of 5% to 15% over the price to book ratio had been used by thrifts in other similar transactions. However, Keller & Company deemed a 5% premium in the ratio to be reasonable for HCFC upon consideration of HCFC’s lower core return on average assets, its lower core return on average equity and its lower equity to assets ratio, all relative to the comparable group numbers as of September 30, 2005.
     Review of HCFC Market Performance. Keller & Company reviewed the trading prices of HCFC’s shares for the period of January 1, 2004, through June 23, 2006, as quoted by NASDAQ. The following table sets forth the high and low closing prices for HCFC shares for each quarter of the calendar year ended December 31, 2004, and the first quarter of 2006.

Quarter Ended	High Close	Low Close

March 31, 2004	$17.00	$15.50
June 30, 2004	$18.25	$16.27
September 30, 2004	$17.65	$14.55
December 31, 2004	$16.47	$15.01
March 31, 2005	$16.00	$15.00
June 30, 2005	$16.00	$14.95
September 30, 2005	$16.65	$15.15
December 31, 2005	$16.30	$14.40
March 31, 2006	$16.29	$15.00

Latest Price	Closing Price

June 23, 2006	$15.19
     The pricing for HCFC’s shares has indicated a slightly volatile trend over the four quarters of 2004, followed by a stable trend in the four quarters of 2005 and the first quarter of 2006, and then a modest decline from March 31, 2006, through June 23, 2006. The pricing trend for HCFC combined with the recent pricing level of HCFC at June 23, 2006, further indicates the fairness of the Cash Out Price of $17.10, which reflects a premium of 12.57% over the closing price of the shares on June 23, 2006, and a premium of 5.10% over HCFC’s book value per share as of March 31, 2006.
     Conclusion. Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, Keller & Company is of the opinion that, as of the date of the June 26, 2006 Fairness Opinion, the Cash Out Price of $17.10 per HCFC share to be paid by HCFC in lieu of issuing fractional shares in connection with the Stock Splits is fair to the affiliated and unaffiliated Cashed Out Holders and Continuing Holders from a financial point of view.
Engagement of Keller & Company
     HCFC has agreed to pay Keller & Company a fee of approximately $11,000 and to reimburse Keller & Company for its reasonable out-of-pocket expenses related to its engagement whether or not the Stock Splits are consummated. No compensation received or to be received by Keller & Company is based on or is contingent on the results of Keller & Company’s engagement. There are no other current arrangements to compensate Keller & Company, its affiliates or unaffiliated representatives for any services rendered to HCFC, its executive officers, directors or affiliates. Keller & Company has previously provided financial institutions consulting services to HCFC and Home City. None of Keller & Company’s employees who worked on the engagement has any known financial interest in the assets or equity of HCFC or the outcome of the engagement.
ADDITIONAL INFORMATION ABOUT THE STOCK SPLITS
Business of HCFC and Home City
     HCFC is a savings and loan holding company incorporated in the State of Ohio. HCFC owns all of the shares issued by Home City upon its conversion to stock form in December 1996.
     Home City is a savings association principally engaged in the business of making permanent first and second mortgage loans secured by one- to four-family residential real estate and nonresidential real estate located in Home City’s primary lending area and investing in U.S. Government and federal agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities and municipal securities. Home City also originates loans for the construction of residential real estate and loans secured by multifamily real estate (over four units), commercial loans and consumer loans. The origination of commercial loans constitutes a growing portion of Home City’s lending activities. Home City conducts business from its two offices located in Springfield, Ohio. Home City’s primary lending area consists of Clark County, Ohio, and adjacent counties.
     HCFC is subject to regulation and examination by the OTS and the SEC. Home City is subject to supervision and regulation by the OTS and the FDIC.
     HCFC’s principal offices are located at 2454 North Limestone Street, Springfield, Ohio 45503, and HCFC’s phone number at that address is (937) 390-0470.
Summary and Structure
     The Board has authorized and recommends that you approve the Stock Splits. The Stock Splits consist of two steps. First, we will conduct a reverse stock split of the HCFC shares. In the reverse split, (i) any holder of 210 or more HCFC shares immediately before the reverse stock split will receive approximately .00476 shares for each HCFC share then owned and (ii) holders of less than 210 HCFC shares will have their shares cancelled and will receive $17.10 in cash for each HCFC share owned immediately prior to the reverse split. The reverse split will be followed immediately by the forward stock split. The Stock Splits will take effect on the Effective Date (the date the Ohio Secretary of State accepts for filing certificates of amendment to our Articles). The proposed amendments to our Articles are attached to this Proxy Statement as Exhibits B and C and are incorporated herein by reference. Generally, the effect of the Stock Splits can be illustrated by the following examples:

Hypothetical Scenario	Result

Shareholder A holds 200 HCFC shares in a single record account and holds no other HCFC shares.	Shareholder A’s 200 shares will be converted into the right to receive $3,420 in cash (200 x $17.10). If shareholder A wanted to continue to be a shareholder after the Stock Splits, he could purchase an additional 10 HCFC shares far enough in advance of the Stock Splits so that the purchase is complete by the Effective Date.

Shareholder B holds 200 HCFC shares in a brokerage account and holds no other shares.	HCFC intends for the Stock Splits to be effected at the record holder level. As a result, HCFC will look at the aggregate number of HCFC shares owned by the broker for itself and on behalf of all other street name owners. Shareholders holding shares in street name should contact their broker to determine how the Stock Splits will affect them. If the total number of shares owned by the broker is greater than 210 shares, Shareholder B’s ownership will not be effected and she will continue to hold 200 HCFC shares. If, in the aggregate, the broker owns less than 210 HCFC shares, Shareholder B will be entitled to receive $3,420 in cash (200 x $17.10).

Shareholder C holds 210 HCFC shares in a single record account and holds no other shares.	Shareholder C’s ownership will not be affected and he will continue to hold 210 HCFC shares after the Stock Splits.

Shareholder D holds 105 shares in each of two separate record accounts for a total of 210 HCFC shares. Shareholder D holds no other HCFC shares.	After the Stock Splits, Shareholder D will continue to hold 210 HCFC shares.

Hypothetical Scenario	Result

Husband and Wife each hold 100 HCFC shares in separate record accounts and hold 100 shares jointly in another record account. They own no other HCFC shares.	Shares held in joint accounts will not be added to shares held individually in determining whether a shareholder will remain a shareholder after the Stock Splits. In this situation, Husband and Wife will each be entitled to receive $1,710 for the shares held in their individual record accounts (100 x $17.10). Further, they will be entitled to receive $1,710 for the HCFC shares held in their joint account. Husband and Wife will hold no HCFC shares after the Stock Splits. If Husband and Wife wished to continue to be shareholders after the Stock Splits, they could transfer a sufficient number of shares from one account into another so that at least 210 HCFC shares are held in one account prior to the Effective Date.
     The Board has set the Cash Out Price at $17.10 per HCFC share held immediately prior to the Stock Splits. The Board made this determination in good faith, based upon the Fairness Opinion and other factors the Board deemed relevant. Please see the sections entitled “SPECIAL FACTORS — Purpose of and Reasons for the Stock Splits,” “SPECIAL FACTORS — Recommendation of the Board; Fairness of the Stock Splits,” “SPECIAL FACTORS — Opinion of Keller & Company” and “SPECIAL FACTORS — Background of the Stock Splits.” HCFC currently estimates that Cashed Out Holders will receive payment for their HCFC shares within approximately two to three weeks after the certificate is tendered.
     At least a majority of the HCFC shares outstanding and entitled to vote at the Annual Meeting must approve the Stock Splits before they can be completed. The executive officers and directors of HCFC and Home City, who together own approximately [19.52]% of the HCFC shares outstanding and entitled to vote at the Annual Meeting, have indicated that they will vote in favor of the Stock Splits proposal.
     The Stock Splits are considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because they are intended to terminate the registration of HCFC shares and suspend HCFC’s filing and reporting obligations under the Exchange Act. In connection with the Stock Splits, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Please see the section entitled “AVAILABLE INFORMATION.”
     The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Annual Meeting prior to a vote being taken if it determines that the Stock Splits, for any reason, are not then in the best interests of HCFC. Reasons the Board may withdraw the Stock Splits proposal include: any change in the nature of the shareholdings of HCFC prior to the Effective Date which would result in us being unable to reduce the number of record holders of HCFC shares to below 300 as a result of the Stock Splits or that would enable us to deregister without effecting the Stock Splits; any change in the number of shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost of the Stock Splits from what is currently anticipated; and any adverse change in our financial condition. Please see the section entitled “ADDITIONAL INFORMATION ABOUT THE STOCK SPLITS — Termination of Stock Splits.”
Unavailability of Appraisal or Dissenters’ Rights
     No appraisal or dissenters’ rights are available under Ohio law or under HCFC’s Articles or Regulations to holders of HCFC shares who do not vote in favor of the Stock Splits. Other rights or actions may exist under Ohio law or federal and state securities laws for shareholders who can demonstrate that they have been damaged by the Stock Splits.
Share Certificates
     We have appointed the Transfer Agent to act as exchange agent to carry out the exchange of share certificates held by Cashed Out Holders for cash. On the Effective Date, all share certificates evidencing ownership of HCFC shares held by Cashed Out Holders shall be deemed cancelled without further action by either the Cashed

Out Holders or HCFC. Thereafter, such certificates, rather than representing an ownership interest in HCFC, will represent only the right to receive cash in the amount of $17.10 per HCFC share upon their surrender. The shares acquired by HCFC in connection with the Stock Splits will be held in HCFC’s treasury.
     The Transfer Agent will furnish Cashed Out Holders with the necessary materials and instructions to surrender their HCFC share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how the certificates are to be surrendered for cash. Cashed Out Holders must complete and sign the letter of transmittal and return it with their certificate(s) to the Transfer Agent as instructed before they can receive cash payment for their HCFC shares. Do not send your certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions therein.
     No service charges will be payable by Cashed Out Holders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. HCFC will pay all administrative expenses of the Stock Splits.
Termination of Stock Splits
     Although we are requesting your approval of the Stock Splits, the Board may, in its discretion, withdraw the Stock Splits from the agenda of the Annual Meeting prior to any vote being taken. Although the Board presently believes that the Stock Splits are in HCFC’s best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Annual Meeting such that it might not be appropriate or desirable to effect the Stock Splits at that time. Such reasons include, among other things:
•	Any change in the nature of the HCFC’s shareholdings which would result in us being unable to reduce the number of record holders of HCFC shares to below 300 as a result of the Stock Splits;

•	Any change in the number of our record holders that would enable us to deregister the HCFC shares under the Exchange Act without effecting the Stock Splits;

•	Any change in the number of HCFC shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost and expense of the Stock Splits from what is currently anticipated; or

•	Any adverse change in our financial condition that would render the Stock Splits inadvisable.
     If the Board decides to withdraw the Stock Splits from the agenda of the Annual Meeting, the Board will promptly notify our shareholders of the decision by mail and by announcement at the Annual Meeting.
Escheat Laws
     The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Holders whose addresses are unknown to HCFC, or who do not return their share certificates and request payment of the Cash Out Price, generally will have a period of time from the Effective Date in which to claim the cash payment to which they are entitled. For example, with respect to Cashed Out Holders whose last known addresses as shown by the records of HCFC are in Ohio, the period is five years. Following the expiration of that five-year period, the relevant provisions the Ohio Revised Code would likely cause the cash payments to escheat to the State of Ohio. For Cashed Out Holders who reside in other states or whose last known addresses, as shown by the records of HCFC, are in states other than Ohio, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii)

escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If HCFC does not have an address for a Cashed Out Holder, then the unclaimed cash payment would be turned over to the State of Ohio in accordance with its escheat laws.
Regulatory Approvals
     HCFC is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Ohio corporate laws.
PROPOSAL 2 — ELECTION OF DIRECTORS
     HCFC’s Regulations provide for a Board of Directors consisting of five persons, subject to change by the Board of Directors or by the shareholders. The number is currently fixed at five. In accordance with Section 2.03 of the Regulations, nominees for election as directors may be proposed only by the directors or by any shareholder entitled to vote for the election of directors if such shareholder has submitted a written notice of a proposed nominee to the Secretary of HCFC by the later of (i) the February 15th immediately preceding the annual meeting or (ii) the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. Each such written notice of a proposed nominee shall set forth the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the numbers of shares of HCFC owned beneficially and/or of record by the nominee and the length of time such shares have been so owned.
     The Nominating Committee will consider nominees for directors of HCFC recommended by a shareholder who submits the person’s name and qualifications in writing. The Nominating Committee has no specific minimum qualifications for a recommended candidate, and the committee does not consider shareholder-recommended candidates differently from others. The Nominating Committee considers:
•	Personal qualities and characteristics, accomplishments and reputation in the business community;
•	Relationships in the communities in which HCFC does business;
•	Ability and willingness to commit adequate time to Board and committee responsibilities;
•	The individual’s skills and experiences and how they fit with those of other directors and potential directors and satisfy the needs of HCFC; and
•	Whether the potential nominees are shareholders of HCFC.
     The Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by vote of all of the directors of the Board of Directors.
     The Board of Directors proposes the election of the following persons to serve until the Annual Meeting of Shareholders in 2007 and until their successors are duly elected and qualified or until their earlier resignation, removal from office or death:

			Director of	Director of
Name	Age (1)	Position(s) Held	Home City Since	HCFC Since

Glenn W. Collier	65	Director	2000	2000
John D. Conroy	56	Director, Chairman of the Board	1988	1996
James M. Foreman	66	Director	1995	1996
Terry A. Hoppes	57	Director	1994	1996
J. William Stapleton	53	Director, President, CEO and COO	2003	2003

(1)	As of , 2006.

     If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for the substitute recommended by the Board of Directors.
     Mr. Collier has been a partner with the law firm of Martin, Browne, Hull & Harper since 1975. Mr. Collier also serves on the Board of Directors of Wittenberg University.
     Mr. Conroy has been the owner and President of Conroy Funeral Home, Inc., in Springfield, Ohio, since 1971. Mr. Conroy is a licensed funeral director and embalmer. Mr. Conroy is a licensed Ohio Insurance Agent and a member of the Audit and Corporate Responsibility Committee for Mercy Community Health Partners. From January 1995 to March 1996, Mr. Conroy was the Secretary of Home City.
     Mr. Foreman has been the President, Chief Executive Officer and owner of Foreman-Blair Pontiac, Buick, GMC, Cadillac, Springfield, Ohio, and the President and owner of SKDP Insurance Agency since 1971. Mr. Foreman served as Vice President of Home City from January 1995 to March 1996.
     Mr. Hoppes is a professional engineer and surveyor and has been the owner and the President of Hoppes Engineering and Surveying Company since 1977 and the President of Hoppes Builders and Development Company since 1981. From January 1995 to March 1996, Mr. Hoppes was the Treasurer of Home City.
     Mr. Stapleton has been the Chief Executive Officer and Chief Operating Officer of HCFC and Home City since March 2003. Mr. Stapleton was also named President in April 2004 upon the death of Douglas L. Ulery. Prior to joining HCFC and Home City, Mr. Stapleton was Executive Vice President and Director of Security National Bank and Trust Company since 1997 and, prior to 2001, Executive Vice President and Director of Security Banc Corporation. Mr. Stapleton is also a director of Miami Mutual Insurance Company, Springfield Foundation and Mercy Surgery Center. He serves as a member of the Audit Committee for Ohio Masonic Homes.
Meetings of Directors
     The Board of Directors of HCFC met 17 times for regularly scheduled and special meetings during the fiscal year ended December 31, 2005. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.
     Each director of HCFC is also a director of Home City. The Board of Directors of Home City met 17 times during the fiscal year ended December 31, 2005. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.
Committees of Directors
     The Board of Directors of HCFC has a Nominating Committee, an Audit Committee, an ESOP Committee, a Stock Option Committee and an RRP Committee. The Board of Directors of HCFC does not have a compensation committee.
     Nominating Committee. The Board of Directors of HCFC established a Nominating Committee in February 2004. The Nominating Committee’s purpose is to identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees and review the independence and other board memberships of directors. The committee consists of Messrs. Collier, Conroy, Foreman and Hoppes, all of whom are independent under the listing standards of Nasdaq. The Nominating Committee met once during the fiscal year ended December 31, 2005. A copy of the Nominating Committee Charter is available on HCFC’s website, www.homecityfederal.com.
     Audit Committee. The Audit Committee oversees the accounting and financial reporting process of HCFC and audits of HCFC’s financial statements. As part of its duties, the Audit Committee engages the independent auditors of HCFC and reviews and approves the annual independent audit report. The members of the Audit Committee are Messrs. Conroy, Foreman and Hoppes. The Board has determined that each of the members of the Audit Committee is “independent” under applicable Nasdaq rules. The Audit Committee of HCFC met eight times during the fiscal year ended December 31, 2005. For a more detailed description of the duties of the Audit Committee, see “AUDIT COMMITTEE REPORT.”

     ESOP Committee. The ESOP Committee administers the ESOP and presently consists of Messrs. Conroy, Hoppes and Stapleton. The ESOP Committee met once during the fiscal year ended December 31, 2005.
     Stock Option Committee. The Stock Option Committee is responsible for administering the Stock Option Plan, including interpreting the Stock Option Plan and awarding options pursuant to its terms. Its members are Messrs. Collier, Foreman, Hoppes and Stapleton. The Stock Option Committee met once during the fiscal year ended December 31, 2005.
     RRP Committee. The RRP Committee administers the Home City Financial Corporation RRP. Such committee consists of Messrs. Collier, Conroy, Hoppes and Stapleton. The RRP Committee met once during the fiscal year ended December 31, 2005.
Executive Officers
     In addition to Mr. Stapleton, the President, CEO and COO of HCFC and Home City, the following persons are executive officers of both HCFC and Home City and hold the designated positions:

Name	Age (1)	Position(s) Held

Charles A. Mihal	67	Secretary, Treasurer and Chief Financial Officer of HCFC and Home City

Don E. Lynam	52	Executive Vice President of HCFC and Home City

(1)	As of , 2006.
     Mr. Mihal has been employed by Home City since January 1997, serving as the Treasurer and Chief Financial Officer of HCFC and Home City during that time and as the Secretary of HCFC and Home City since February 2005. Mr. Mihal also served as Treasurer of Home City Insurance Agency from December 2000 until November 2003. From 1993 to December 1996, Mr. Mihal served as Vice President and Controller of First National Bank of Pennsylvania. From 1990 to 1993, Mr. Mihal was Vice President and Controller of Bank One, Akron, N.A.
     Mr. Lynam has been employed by Home City since December 1997. In January 2001, he was promoted from Senior Vice President to Executive Vice President of Home City and HCFC. From June 1975 to December 1997, Mr. Lynam was employed by Key Bank, serving most recently as a Vice President in commercial lending.
     Each director and executive officer is a United States citizen and may be contacted at HCFC’s address at 2454 North Limestone Street, Springfield, Ohio 45503, and the phone number at that address is (937) 390-0470.
     To HCFC’s knowledge, none of HCFC’s executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
MEETING AND VOTING INFORMATION
     Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as directed by the shareholder or, in the absence of specific instructions to the contrary, will be voted “FOR” the approval of the Stock Splits and “FOR” the election of the five director nominees.

Time and Place
     The Annual Meeting will be held on                           , 2006, at 3:00 p.m., local time, at The Courtyard by Marriott, 100 S. Fountain Avenue, Springfield, Ohio.
Revoking Your Proxy
     Without affecting any vote previously taken, you may revoke your proxy by either (i) submitting a later dated proxy or a written revocation which is received by HCFC before the proxy is exercised or (ii) by attending the Annual Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised. Attending the Annual Meeting will not, by itself, revoke a proxy.
Record Date
     Only HCFC shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each shareholder will be entitled to cast one vote for each HCFC share then owned. According to HCFC’s records, as of the Record Date there were [835,690] votes entitled to be cast at the Annual Meeting.
Quorum and Required Vote
     The presence at the Annual Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding HCFC shares as of the Record Date is necessary to establish a quorum to conduct business at the Annual Meeting.
     Each HCFC shareholder is entitled to cast one vote for each HCFC share owned on the Record Date. Under Ohio law and HCFC’s Articles and Regulations, the affirmative vote of at least a majority of the issued and outstanding HCFC shares as of the Record Date is necessary to approve the Stock Splits. Under Ohio law and HCFC’s Regulations, the five nominees receiving the greatest number of votes will be elected as directors. Shareholders may not cumulate votes in the election of directors. The executive officers and directors of HCFC, who together own approximately [19.52]% of the voting power of the HCFC shares outstanding and entitled to vote at the meeting, have indicated they will vote in favor of the Stock Splits and the five nominees.
     Shareholders holding HCFC shares in “street name” should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. If the enclosed proxy is signed and dated by the shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted FOR the election of the five nominees. Unlike the proposal to elect directors, the proposal to approve the Stock Splits is a “non-discretionary” item, meaning that nominees cannot vote HCFC shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.”
     Broker non-votes and abstentions are counted toward the establishment of a quorum for the Annual Meeting. However, because the affirmative vote of a majority of the outstanding HCFC shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Stock Splits. Broker non-votes and abstentions will not have an effect on the election of directors. The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Annual Meeting and your HCFC shares can be voted as you wish.
Solicitation and Costs
     The enclosed proxy is solicited on behalf of the Board. HCFC may engage the Transfer Agent to assist in the solicitation of proxies for the Annual Meeting. The Transfer Agent will not charge an additional fee for solicitation services beyond the standard fees it charges HCFC for the Annual Meeting. In addition, proxies may be solicited by the directors, officers and other employees of HCFC and Home City, in person or by telephone, telegraph, mail, facsimile or electronic mail only for use at the Annual Meeting. HCFC will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board’s solicitation of proxies for the Annual Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding HCFC shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such HCFC shares, and we will reimburse them for their reasonable expenses.
     We estimate that the repurchase of fractional HCFC shares from Cashed Out Holders in connection with the Stock Splits will cost approximately $253,000. We intend to finance the Stock Splits with available cash.
     The following is an estimate of the expenses we expect to incur in connection with the Stock Splits and the solicitation of proxies for the Annual Meeting. Final costs may be higher or lower than the estimates shown below.

Item	Approximate Cost

Legal fees	$70,000
Keller & Company fees	11,000
Accounting fees	5,000
Printing, mailing and other costs	2,500

Total	$88,500

     Based on the estimated cost savings as a result of HCFC deregistering its shares, HCFC will recoup the expense of the Stock Splits in less than one year.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Directors’ Compensation
     Each director of Home City receives a retainer fee of $1,250 per month for service as a director of Home City. In addition, the Chairman of the Board of Directors receives an additional fee of $150 per month. No fees are paid for service as a director of HCFC.
     Four of Home City’s directors participate in a deferred compensation plan whereby payment of part or all of their directors’ fees is deferred. Home City records the deferred fees as expenses and in a liability account. Interest is periodically credited on each account. The interest rate in 2005 was 6.0%. Each director is fully vested in his account, and the balance is payable upon termination of directorship prior to death or retirement. Home City has provided for the contingent liability created by the deferred compensation plan by purchasing a single-premium universal life insurance policy on each director. Upon retirement or death, a director or his estate will receive the benefits payable pursuant to the policy on his life.
     Directors are also eligible to participate in the Stock Option Plan and the RRP.
Executive Officers’ Compensation
     The following table presents certain information regarding the cash compensation received by J. William Stapleton, the President, Chief Executive Officer and Chief Operating Officer of HCFC and Home City, for services rendered during the fiscal years shown. Mr. Stapleton received the compensation included in the following table from Home City and received no compensation from HCFC. No other executive officer of Home City or HCFC received salary and bonus compensation exceeding $100,000 during the periods shown.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal		Salary		Bonus	Restricted Stock		Securities Underlying	All Other
Position	Year	($)		($)	Awards ($)		Options/SARS (#)	Compensation

J. William Stapleton	2005	$160,000	(1)	$15,050	$22,425	(2)	-0-	$7,203	(3)
President, Chief	2004	150,000	(4)	20,050	-0-		-0-	37,728	(5)
Executive Officer	2003	101,796	(6)	-0-	65,000	(7)	25,000	14,723	(8)
and Chief Operating Officer

(1)	Includes director’s fee of $15,000 paid by Home City. Does not include amounts attributable to other miscellaneous benefits, including insurance benefits available to all employees and reimbursement of country club membership dues. The cost to Home City of providing such benefits to Mr. Stapleton was less than 10% of his cash compensation.

(2)	On April 30, 2005, Mr. Stapleton was awarded 1,500 shares pursuant to the RRP. Mr. Stapleton paid no consideration for such shares. Such shares will be earned and non-forfeitable at the rate of one-fifth per year on the anniversary of the date of the award, beginning April 30, 2006, assuming continued employment with, or service on the Board of Directors of, Home City. On April 30, 2005, the market price of the shares awarded to Mr. Stapleton, determined by reference to the last trade price for HCFC’s shares on the Nasdaq SmallCap Market (“Nasdaq”) on such date, was $14.95 per share, and the aggregate market value of such shares was $22,425. At December 31, 2005, the market price of an HCFC share was $15.75, based on the last trade price reported by Nasdaq, and the aggregate market value of the 1,500 shares not yet earned was $22,425. In addition, dividends and other distributions on such shares and earnings thereon will be distributed to Mr. Stapleton according to the vesting schedule.

(3)	Consists of a contribution of $7,203 to Mr. Stapleton’s 401(k) defined contribution plan account. The allocation of Mr. Stapleton’s ESOP account as of December 31, 2005 has not yet been determined.

(4)	Includes director’s fee of $15,000 paid by Home City. Does not include amounts attributable to other miscellaneous benefits, including insurance benefits available to all employees and reimbursement of country club membership dues. The cost to Home City of providing such benefits to Mr. Stapleton was less than 10% of his cash compensation.

(5)	Consists of a contribution of $5,342 to Mr. Stapleton’s 401(k) defined contribution plan account and the $32,386 value of the allocation of Mr. Stapleton’s ESOP account as of December 31, 2004.

(6)	Includes director’s fees of $11,250 paid by Home City. Does not include amounts attributable to other miscellaneous benefits, including insurance benefits available to all employees and reimbursement of country club membership dues. The cost to Home City of providing such benefits to Mr. Stapleton was less than 10% of his cash compensation.

(7)	On April 30, 2003, Mr. Stapleton was awarded 5,000 shares pursuant to the RRP. Mr. Stapleton paid no consideration for such shares. Such shares will be earned and non-forfeitable at the rate of one-fifth per year on the anniversary of the date of the award, beginning April 30, 2004, assuming continued employment with, or service on the Board of Directors of, Home City. On April 30, 2003, the market price of the shares awarded to Mr. Stapleton, determined by reference to the last trade price for HCFC’s shares on the Nasdaq SmallCap Market (“Nasdaq”) on such date, was $13.00 per share, and the aggregate market value of such shares was $65,000. At December 31, 2005, the market price of an HCFC share was $15.75, based on the last trade price reported by Nasdaq, and the aggregate market value of the 3,000 shares not yet earned was $47,250. In addition, dividends and other distributions on such shares and earnings thereon will be distributed to Mr. Stapleton according to the vesting schedule.

(8)	Consists of the value of the allocation to Mr. Stapleton’s ESOP account as of December 31, 2003.

Employment Agreement
     Home City has entered into an employment agreement with Mr. Stapleton. Mr. Stapleton’s employment agreement was effective March 28, 2003, and has a two-year term that is automatically extended each month for another month. The employment agreement provides for a salary and performance review by the Board of Directors not less often than annually, as well as inclusion in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The employment agreements also provide for vacation and sick leave.
     The employment agreement is terminable by Home City at any time. In the event of termination by Home City for “just cause,” as defined in the employment agreement, Mr. Stapleton will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Home City other than for just cause, at the end of the term of the employment agreement or in connection with a “change of control,” as defined in the employment agreement, Mr. Stapleton will be entitled to a continuation of salary payments for a period of time equal to the term of the employment agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of (1) the end of the term of the employment agreement or (2) the date Mr. Stapleton becomes employed full-time by another employer.
     The employment agreement also contains provisions with respect to the occurrence within six months before or at any time after a “change of control” of (l) the termination by Home City of Mr. Stapleton’s employment for any reason other than just cause, retirement or termination at the end of the term of the employment agreement, (2) certain changes in the capacity or circumstances in which Mr. Stapleton is employed or (3) a material reduction in Mr. Stapleton’s responsibilities, authority, compensation or other benefits provided under the employment agreement without his written consent. In the event of Home City’s termination of Mr. Stapleton’s employment during such period of time and during the term of the employment agreement, Mr. Stapleton will be entitled to payment of an amount equal to two times the greater of the amount of salary set forth in the employment agreement or the amount of annual salary payable to Mr. Stapleton as a result of any annual salary review. If Mr. Stapleton terminates his employment within six months prior to or one year after a change of control due to certain material changes in the circumstances of his employment or a material reduction in his responsibilities or authority, Mr. Stapleton will be entitled to payment of an amount equal to two times the greater of the amount of salary set forth in the employment agreement or the amount of annual salary payable to Mr. Stapleton as a result of any annual salary review. If Mr. Stapleton’s employment is so terminated either by him or by Home City, Mr. Stapleton will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the employment agreement or the date on which he is included in another employer’s benefit plans as a full-time employee. The maximum payment that Mr. Stapleton may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or exceed limitations imposed by the Office of Thrift Supervision. “Control,” as defined in the employment agreement, generally refers to the acquisition by any person or entity of the power to vote or ownership of 10% or more of the voting stock of Home City or HCFC, the control of the election of a majority of Home City’s or HCFC’s directors or the exercise of a controlling influence over the management or policies of Home City or HCFC.
Stock Option Plan
     At the 1997 Annual Meeting of the Shareholders of HCFC, the shareholders approved the Stock Option Plan. The Board of Directors of HCFC reserved 95,220 shares for issuance by HCFC upon the exercise of options to be granted as determined by the Stock Option Committee to certain directors, officers and employees of HCFC and Home City from time to time under the Stock Option Plan. Due to a return of capital paid in June 1998, according to the terms of the Stock Option Plan, the number of shares reserved for the Stock Option Plan was increased to 131,422. One-fifth of each option becomes exercisable each of the five years after the date of the award.

     The following table sets forth information regarding the number and value of unexercised options held by Mr. Stapleton at December 31, 2005:
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Values

Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options/SARs at	In-The-Money Options/SARs
	Acquired on	Value	12/31/2005	at 12/31/2005 (1)
Name	Exercise (#)	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
J. William Stapleton	0	0	10,000/15,000	$27,500/$41,250

(1)	An option is “in-the-money” if the fair market value of the underlying stock exceeds the exercise of the option. The figure represents the value of such options, determined by multiplying the number of shares subject to unexercised options by the difference between the exercise price, which for Mr. Stapleton is $13.00 per share, and the fair market value of HCFC’s shares on December 31, 2005, which was $15.75 per share, based on the last trade price reported by Nasdaq on such date.
Recognition and Retention Plan and Trust
     At the 1997 Annual Meeting of the Shareholders of HCFC, the shareholders approved the RRP. One-fifth of the number of shares awarded to an individual becomes earned and non-forfeitable on each of the first five anniversaries of the date of such award. Until shares awarded are earned by the participant, such shares will be forfeited in the event that the participant ceases to be either a director or an employee of HCFC or Home City, except that in the event of the death or disability of a participant, the participant’s shares will be deemed to be earned and non-forfeitable.
Certain Transactions with Home City
     Home City has extended loans to certain of its and HCFC’s directors and executive officers, their affiliates and members of their families. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and did not present more than the normal risk of collectibility or other unfavorable features.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the federal securities laws, HCFC’s directors and executive officers and persons holding more than ten percent of HCFC’s shares are required to report their ownership of shares and changes in such ownership to the SEC and HCFC. The SEC has established specific due dates for such reports. Based upon a review of such reports, HCFC must disclose any failures to file such reports timely in Proxy Statements used in connection with annual meetings of shareholders. HCFC has determined that no failure to file such reports timely occurred during fiscal year 2005.

AUDITORS
     The Audit Committee of the Board of Directors’ has engaged BKD as HCFC’s auditors for the current fiscal year. Management expects that a representative of BKD will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
     The following table presents fees paid by the Company to BKD for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by BKD during those periods.

	Year ended	Year ended
Type of fees	December 31, 2005	December 31, 2004
Audit fees (1)	$66,725	$60,725
Audit related fees (2)	4,270	3,675
Tax fees (3)	6,710	7,100
All other fees	0	0

(1)	Consists of fees for professional services for the audit of HCFC’s annual financial statements and review of financial statements included in HCFC’s Forms 10-QSB, and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)	Consists of fees for consultation concerning financial accounting and reporting standards related to the performance of the audit or review of HCFC’s financial statements and ACH audit.

(3)	Consists of fees for professional services with respect to tax compliance and tax planning.
     The Audit Committee of HCFC pre-approves all services to be performed by its independent auditor for HCFC, and during 2005, all services provided by BKD for HCFC were approved in advance by HCFC’s Audit Committee.
AUDIT COMMITTEE REPORT
     The Audit Committee of the Board of Directors of HCFC is comprised of three directors, all of whom are considered “independent” under Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee does not have a member deemed a financial expert. The Audit Committee has, however, determined that James M. Foreman has the financial sophistication required by NASDAQ for one member of the Audit Committee. The Audit Committee is responsible for overseeing the Company’s accounting functions and controls, as well as selecting and retaining an accounting firm to audit HCFC’s financial statements. The Board of Directors and the Audit Committee have adopted a Charter to set forth the Audit Committee’s responsibilities, a copy of which is attached as Exhibit D to this Proxy Statement.
     [As required by the Charter, the Audit Committee received and reviewed the report of BKD regarding the results of its audit, as well as the written disclosures and the letter from BKD required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of HCFC. A representative of BKD also discussed with the Audit Committee the independence of BKD from HCFC, as well as the matters required to be discussed by Statement of Auditing Standards 61. The Audit Committee determined that the provision by BKD of services to HCFC other than audit related services was compatible with maintaining BKD’s independence. Discussions between the Audit Committee and the representative of BKD included the following:
•	BKD’s responsibilities in accordance with generally accepted auditing standards

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application

•	Management’s judgments and accounting estimates

•	Whether there were any significant audit adjustments

•	Whether there were any disagreements with management

•	Whether there was any consultation with other accountants

•	Whether there were any major issues discussed with management prior to BKD’s retention

•	Whether BKD encountered any difficulties in performing the audit

•	BKD’s judgments about the quality of HCFC’s accounting principles

•	BKD’s responsibilities for information prepared by management that is included in documents containing audited financial statements
     Based on its review of the financial statements and its discussions with management and the representative of BKD, the Audit Committee recommended to the Board of Directors that HCFC’s financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2005, to be filed with the SEC.]
Submitted by:
John D. Conroy
James M. Foreman
Terry A. Hoppes
VOTING SECURITIES AND OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information with respect to the only persons known to HCFC to own beneficially more than five percent (5%) of the outstanding shares of HCFC as of_[RECORD DATE], 2006:

	Amount and Nature of	Percent of
Name and Address	Beneficial Ownership	Shares Outstanding
First Bankers Trust Services, Inc., Trustee
Home City Financial Corporation Employee Stock Ownership Plan 2321 Kochs Lane Quincy, IL 62301	87,873 (1)	10.52%

(1)	First Bankers Trust, N.A., holds such shares as the trustee of the ESOP. The trustee has the power to vote in its discretion the 17,061shares not yet allocated to participants’ accounts and limited dispositive power with respect to all of the shares of the ESOP.

     The following table sets forth certain information with respect to the number of HCFC shares beneficially owned by each director and executive officer of HCFC and by all directors and executive officers of HCFC as a group at _[RECORD DATE], 2006:

	Amount and Nature of		Percent of
Name and Address (1)	Beneficial Ownership (2)		Shares Outstanding

Glenn W. Collier	8,646	(3)	1.03%
John D. Conroy	34,661	(4)	4.15%
James M. Foreman	27,519	(5)	3.29%
Terry A. Hoppes	31,409	(6)	3.76%
J. William Stapleton	38,955	(7)	4.58%
Don E. Lynam	9,727	(8)	1.16%
Charles A. Mihal	19,576	(9)	2.33%
All directors and executive officers as a group (7 persons)	167,551		19.52%

(1)	Each of the persons listed on this table may be contacted at the address of HCFC.

(2)	The beneficial owner has sole voting and dispositive power unless otherwise indicated. Although all of the shares held in the Home City Financial Corporation Recognition and Retention Plan Trust (the “RRP”) are deemed to be held by each of Messrs. Conroy and Collier as Trustees of the RRP, the shares held in the RRP are counted only once in determining the total number of shares owned by all directors and executive officers as a group.

(3)	Includes 1,762 shares held by Mr. Collier jointly with his spouse, 3,942 shares that may be acquired upon the exercise of an option and 2,942 shares held by the RRP, with respect to which Mr. Collier shares voting power as a Trustee.

(4)	Includes 9,522 shares held by Mr. Conroy’s spouse, with respect to which Mr. Conroy shares voting and dispositive power, and 2,942 shares held by the RRP, with respect to which Mr. Conroy shares voting power as a Trustee.

(5)	Includes 9,522 shares held by Mr. Foreman’s spouse, with respect to which Mr. Foreman shares voting and dispositive power.

(6)	Includes 8,678 shares held by Mr. Hoppes’ spouse, with respect to which Mr. Hoppes shares voting and dispositive power.

(7)	Includes 13,142 shares held by Mr. Stapleton’s spouse, 15,000 shares that may be acquired upon the exercise of an option and 2,103 shares allocated to Mr. Stapleton’s ESOP account and 6,107 shares allocated to Mr. Stapleton’s spouse’s ESOP account with respect to which Mr. Stapleton has voting but not dispositive power.

(8)	Includes 400 shares that may be acquired upon the exercise of an option and 5,227 shares allocated to Mr. Lynam’s ESOP account, with respect to which Mr. Lynam has voting but not dispositive power.

(9)	Includes 3,542 shares that may be acquired upon the exercise of an option and 5,434 shares allocated to Mr. Mihal’s ESOP account, with respect to which Mr. Mihal has voting but not dispositive power.
     [The directors and executive officers of HCFC have engaged in the following transactions involving HCFC shares in the past 60 days:                     .]
Market Price and Dividend Information
     HCFC shares are currently traded on Nasdaq under the symbol “HCFC.” The following table lists the high and low closing prices and dividend information for the periods indicated. The last sale of HCFC shares reported on

the Nasdaq on   ,      2006 was $          . Prices in the table do not reflect any retail mark-ups or mark-downs or commissions.

			Cash Dividends
Quarter Ended	High Close	Low Close	Declared

Fiscal 2006
March 31, 2006	$16.290	$15.000	$0.11
June 30, 2006	$15.770	$14.750	$0.11

Fiscal 2005
March 31, 2005	$16.000	$15.000	$0.11
June 30, 2005	$16.000	$14.950	$0.11
September 30, 2005	$16.650	$15.150	$0.11
December 31, 2005	$16.300	$14.400	$0.11

Fiscal 2004
March 31, 2004	$17.000	$15.500	$0.11
June 30, 2004	$18.250	$16.270	$0.11
September 30, 2004	$17.650	$14.550	$0.11
December 31, 2004	$16.470	$15.010	$0.11

Fiscal 2003
March 31, 2003	$13.410	$11.700	$0.11
June 30, 2003	$14.190	$12.520	$0.11
September 30, 2003	$15.299	$12.400	$0.11
December 31, 2003	$17.480	$14.970	$0.11
     Dividends are paid only when declared by the Board, in its sole discretion, based on HCFC’s financial condition, results of operation, market conditions and such other factors as it may deem appropriate.
     If the Stock Splits are completed and we deregister our shares, HCFC shares will no longer be quoted on Nasdaq or be eligible to be traded on any exchange or automated quotation service operated by a national securities association, and trades in HCFC shares will only be possible through privately negotiated transactions, in the Pink Sheets® or on the OTCBB.
HCFC Share Repurchase Information
     HCFC has not repurchased any HCFC shares since December 31, 2002.

FINANCIAL INFORMATION
Summary Historical Financial Information
     The following summary consolidated financial information was derived from HCFC’s audited consolidated financial statements as of and for each of the years ended December 31, 2005, 2004 and 2003 and unaudited consolidated financial statements as of and for the six months ended June 30, 2006. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.”

	Year Ended			Six Months Ended
	December 31,			June 30,
	2005	2004	2003	2006	2005

Results of Operations
Interest income	$9,111	$8,772	$9,171	$4,590	$4,517
Interest expense	4,407	4,370	4,654	2,331	2,152

Net interest income	4,704	4,402	4,517	2,259	2,365
Provision for loan losses	705	200	500	81	555

Net interest income after provision for loan losses	3,999	4,202	4,017	2,178	1,810
Noninterest income	635	239	254	134	455
Noninterest expenses	3,416	3,452	3,358	1,733	1,682

Income before taxes & extraordinary item	1,218	989	913	579	583
Income tax expense	381	307	264	176	186

Net income before extraordinary item	837	682	649	403	397
Extraordinary item	0	0	0	0	0

Net income	$837	$682	$649	$403	$397

Financial Condition
Total assets	$149,553	$156,224	$151,784	$148,159	$150,847
Total deposits	98,455	107,204	103,922	97,229	102,344
Net loans	127,409	130,067	126,512	124,926	130,219
Shareholders’ equity	13,406	12,735	11,907	13,736	13,038
Average assets	152,143	154,868	150,229	145,111	153,754
Average shareholders’ equity	13,063	12,362	11,693	13,229	12,886

Key Financial Ratios
Return on average assets	0.55%	0.44%	0.43%	0.56%	0.52%
Return on average equity	6.41%	5.52%	5.55%	6.09%	6.16%
Dividends paid as a percent of net income	43.14%	51.16%	50.57%	44.90%	44.90%

Per Share Data
Net income, basic	$1.02	$0.86	$0.87	$0.49	$0.49
Net income, diluted	1.01	0.84	0.85	0.48	0.48
Cash dividends declared	0.44	0.44	0.44	0.22	0.22
Book value	16.04	15.24	14.99	16.44	15.60
     HCFC’s book value per share, as set forth above, has been derived from financial statements prepared by HCFC’s management relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), HCFC’s Chief Executive Officer and Chief Financial Officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of HCFC as of, and for, the periods presented in such periodic reports.

Pro Forma Financial Information
     We do not expect the Stock Splits or our use of approximately $331,000 to complete the Stock Splits (which includes payments to be made to Cashed Out Holders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Please see the section entitled “MEETING AND VOTING INFORMATION — Solicitation and Costs.” We expect to finance the Stock Splits with cash.
     If the Stock Splits are completed, Cashed Out Holders will receive cash in the amount of $17.10 per HCFC share held immediately prior to the Stock Splits. The repurchase of the fractional HCFC shares resulting from the Stock Splits is estimated to cost approximately $253,000 and would reduce the number of record holders of HCFC shares from approximately 320 to approximately 176.
     We expect that, as a result of the Stock Splits and the cashing out of fractional HCFC shares held by the Cashed Out Holders:
•	Our aggregate shareholders’ equity will change from approximately $13,736,000 (as of June 30, 2006) to approximately $13,542,000; and

•	Book value per Common Share would change from $16.44 to $16.50, assuming the cash out of fractional HCFC shares had occurred at the beginning of the period.
     The following pro forma consolidated information has been derived from HCFC’s financial statements. The financial statements for the year ended December 31, 2005, have been audited by independent certified public accountants. The financial statements for the six months ended June 30, 2006 are unaudited.
     The pro forma consolidated financial statements have been prepared based upon the assumption that the Stock Splits were completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional HCFC shares under one whole share are repurchased. These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period. Based on information from various external sources, HCFC believes that approximately 14,778 HCFC shares will be repurchased at $17.10 per share for a total purchase price of approximately $253,000.
     The pro forma results are not indicative of future results because HCFC’s public reporting costs for the periods presented include only the historic public reporting costs and do not include anticipated future costs. Further, these results exclude $89,000 in estimated non-recurring transaction charges incurred in connection with the going private transaction.
     The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.”

PRO FORMA CONSOLIDATED BALANCE SHEET
At June 30, 2006

		Pro-Forma	Pro-Forma
	Historical	Adjustments	Combined
ASSETS
Cash and due from banks	$2,101	$(194)[1]	$1,907
Interest bearing deposits and federal funds sold	6,216		6,216

	8,317	(194)	8,123

Investment securities available for sale-at market	3,958		3,958
Mortgage-backed securities available for sale at market	779		779
Loans receivable, net	124,926		124,926
Office premises and equipment at depreciated cost	3,284		3,284
Federal Home Loan Bank stock-at cost	2,551		2,551
Accrued interest receivable	576		576
Prepaid expenses and other assets	217		217
Bank owned life insurance	3,251		3,251
Federal income taxes	300		300

Total Assets	$148,159	$(194)	$147,965

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$97,229		$97,229
Advances from the Federal Home Loan Bank	35,906		35,906
Advances by borrowers for taxes and insurance	71		71
Accrued interest payable	187		187
Other liabilities	1,030		1,030

Total liabilities	134,423		134,423

Shareholders’ equity
Preferred stock, 1,000,000 shares authorized, no par value; no shares issued	0		0
Common stock, 5,000,000 shares authorized, no par value; 981,913 shares issued	0		0
Additional paid-in capital	6,344		6,344
Retained earnings	9,557	59 [1]	9,616
Unearned employee stock ownership plan shares	(55)		(55)
Treasury stock, at cost —146,223 shares at June 30, 2006 (161,001 shares after pro forma adjustment)	(1,990)	(253)[1]	(2,243)
Accumulated other comprehensive loss, unrealized net losses on securities designated as available for sale, net of tax effects	(120)		(120)

Total shareholders’ equity	13,736	(194)	13,542

Total liabilities and shareholders’ equity	$148,159	$(194)	$147,965

[1]	Represents cash paid for fractional shares ($253,000) and net nonrecurring transaction expenses ($59,000) which is $89,000 net of $30,000 of federal income tax at a 34% rate.

PRO FORMA CONSOLIDATED INCOME STATEMENT
Year Ended December 31, 2005

		Pro-Forma	Pro-Forma
	Historical	Adjustments	Combined
Interest Income	$8,725		$8,725
Loans, including fees

Investment securities	103		103
Interest-bearing deposits and other	283		283
Total interest income	9,111		9,111

Interest Expense
Deposits	2,470		2,470
Federal Home Loan Bank advances	1,937		1,937
Total interest expense	4,407		4,407
Net interest income	4,704		4,704
Provision for losses on loans	705		705
Net interest income after provision for losses on loans	3,999		3,999

Other income
Service charges and other fees	41		41
Gain on redemption of Intrieve Incorporated stock	345		345
Life Insurance	162		162
Other operating	87		87
Total other income	635		635

General, Administrative and Other Expense
Employee compensation and benefits	1,788		1,788
Occupancy and equipment	482		482
Franchise taxes	162		162
Data processing	244		244
Other operating	740	$(96)[1]	644

Total general administrative and other expenses	3,416	(96)	3,320

Earnings before income taxes	1,218	96	1,314

Federal Income Taxes	381	33 [2]	414

Net Earnings	$837	$63	$900

Earnings Per Share
Basic	$1.02		$1.12
Diluted	$1.01		$1.10

Average Number of Shares Outstanding
Basic	820,575		805,797
Diluted	830,115		815,337

[1]	Reflects anticipated annual cost savings of $96,300.

[2]	Reflects federal income tax rate of 34%.

PRO FORMA CONSOLIDATED INCOME STATEMENT
Six Months Ended June 30, 2006

		Pro-Forma	Pro-Forma
	Historical	Adjustments	Combined
Interest Income
Loans, including fees	$4,393		$4,393

Investment securities	38		38
Interest-bearing deposits and other	159		159

Total interest income	4,590		4,590

Interest Expense
Deposits	1,360		1,360
Federal Home Loan Bank advances	971		971

Total interest expense	2,331		2,331

Net interest income	2,259		2,259
Provision for losses on loans	81		81

Net interest income after provision for losses on loans	2,178		2,178

Other income
Service charges and other fees	20		20
Life Insurance	70		70
Other operating	44		44

Total other income	134		134

General, Administrative and Other Expense
Employee compensation and benefits	906		906
Occupancy and equipment	239		239
Franchise taxes	97		97
Data processing	117		117
Other operating	374	$(48)[1]	$326

Total general administrative and other expenses	1,733	(48)	1,685

Earnings before income taxes	579	48	627

Federal Income Taxes	176	16 [2]	192

Net Earnings	$403	$32	$435

Earnings Per Share
Basic	$0.49		$0.54
Diluted	$0.48		$0.53

Average Number of Shares Outstanding
Basic	825,698		810,920
Diluted	834,856		820,078

[1]	Reflects one-half of the anticipated annual cost savings of $96,300.

[2]	Reflects federal income tax rate of 34%.

AVAILABLE INFORMATION
     The Stock Splits will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, HCFC has filed the Schedule 13E-3 which contains additional information about HCFC. Copies of the Schedule 13E-3 are available for inspection and copying at HCFC’s principal executive offices during regular business hours by any interested shareholder of HCFC, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to Home City Financial Corporation, 2454 North Limestone Street, Springfield, Ohio 45503.
     HCFC is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s internet address at “www.sec.gov.”
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.
     This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC, copies of which are being delivered to you with this Proxy Statement. They contain important information about HCFC and its financial condition.
•	Our Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended;

•	Our Annual Report to Shareholders for the year ended December 31, 2005; and

•	Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.
     We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to Home City Financial Corporation, 2454 North Limestone Street, Springfield, Ohio 45503.

PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS
     Shareholders of HCFC desiring to submit proposals to be considered for inclusion in HCFC’s Proxy Statement and form of Proxy (the “Proxy Materials”) for the 2007 Annual Meeting of Shareholders (the “2007 Annual Meeting”) must provide their proposals by certain deadlines. To be included in the Proxy Materials, a shareholder proposal must have been received by HCFC by                         , 2006. If a shareholder intends to present a proposal at the 2007 Annual Meeting and the proposal was not included in the Proxy Materials, HCFC’s management proxies for the 2007 Annual Meeting will be entitled to vote on such proposal in their discretion, despite the exclusion of any discussion of the matter in the Proxy Materials, if the proposal is not received by HCFC before                         , 2007.
     The Board is not aware of other matters that are likely to be brought before the Annual Meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy are expected to vote the HCFC shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Springfield, Ohio	J. William Stapleton, President, Chief
, 2006	Executive Officer and Chief Operating Officer

EXHIBIT A
KELLER & COMPANY, INC.
FINANCIAL INSTITUTION CONSULTANTS
INVESTMENT AND FINANCIAL ADVISORS
555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017
(614) 766-1426    (614) 766-1459 FAX
June 26, 2006
Board of Directors
Home City Financial Corporation
2454 North Limestone Street
Springfield, Ohio 45503
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view to the shareholders of Home City Financial Corporation (“Home City”), of the proposed price per share for Home City stock to be paid to shareholders in connection with the Reverse/Forward Stock Split (“Split”) as defined below and set forth in the proxy material and to be sent to certain shareholders of record date.
As more fully described in the proxy material to be sent to shareholders, Home City will conduct a Split, resulting in an exchange of one share for each 210 shares of Home City. Any shareholder with less than 210 shares of Home City will receive cash based on a price per share of $17.10. Upon completion of the reverse stock split, Home City will then complete a forward stock split issuing 210 shares of Home City for each current share of Home City.
Keller & Company, Inc. (“Keller”), as part of its bank consulting and advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with the underwritings and distributions of listed and unlisted securities and with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) proxy material; (ii) Annual Reports for the years ended December 31, 2003, 2004, and 2005; (iii) Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004 and 2005 and March 31, 2005 and 2006; (iv) certain publicly-available financial statements of Home City as of March 31, 2006, and other historical financial information provided by Home City that we deemed relevant; and (v) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We reviewed historical returns and the current and historical market prices and trading volumes of Home City’s common stock and the historical and recent earnings and other operating data of Home City and the current and future capitalization of Home City. We considered the current market environment in general and the banking environment in particular as well as the market trend for thrift stocks in 2004 and 2005 and year-to-date 2006.
In arriving at its opinion, Keller considered financial information and trends for Home City, the current market prices of a selected peer group of similar publicly-traded thrift institutions and holding companies and the terms, conditions and premiums paid on other similar transactions.
During the completion of our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Home City or any of its subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Home City nor have we reviewed any individual credit files relating to Home City and, we have assumed that the respective allowances for loan losses for Home City is adequate to cover such losses. We have also assumed that there has been no material change in Home City’s assets, financial condition, results of operations, business since the date of the most recent financial statements made available to us. Our opinion is necessarily based upon information available to us, and financial, stock, market and other conditions and circumstances existing, as of the date hereof.
The opinion of Keller is directed to the Board of Directors and stockholders of Home City in connection with its Split and does not constitute a recommendation to any stockholder of Home City as to how a stockholder should vote at any meeting of stockholders called to consider and vote upon the Split. The opinion of Keller is not to be quoted or referred to, in whole or in part, in any proxy material or in any other document, nor shall this opinion be used for any other purposes, without Keller’s prior written consent provided; however, we hereby consent to the inclusion of this opinion as an annex to Home City’s proxy material and to the references to this opinion therein.
Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the price per share of $17.10 for Home City stock used in the Split of Home City is fair, from a financial point of view.
Very truly yours,
/s/ Keller & Company, Inc.
KELLER & COMPANY, INC.

EXHIBIT B
FORM OF
REVERSE STOCK SPLIT
AMENDMENT
     Article FOURTH of the Articles of Incorporation, as amended, of Home City Financial Corporation is hereby amended and replaced in its entirety as follows:
     FOURTH: (A) The authorized shares of the corporation shall be six million (6,000,000), five million (5,000,000) of which shall be common shares, each without par value, and one million (1,000,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation of the corporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.
     (B) Effective on the date and at the time this amendment to Article FOURTH of the Articles of Incorporation is accepted by the Secretary of State of the State of Ohio (the “Effective Time”), each two hundred ten (210) of the corporation’s common shares then issued and outstanding shall be automatically converted into one fully-paid and non-assessable common share (the “Reverse Stock Split”).
     (C) In lieu of the issuance of any fractional common shares or scrip that would otherwise result from the Reverse Stock Split to any person who held less than two hundred ten (210) common shares immediately before the Effective Time (the “Cashed Out Holders”), the amount of Seventeen Dollars and Ten Cents ($17.10) shall be paid in cash to each Cashed Out Holder for each common share held immediately prior to the Effective Time. Upon the completion of the Reverse Stock Split, Cashed Out Holders shall cease to be shareholders of the corporation.
     (D) Each person who held two hundred ten (210) or more common shares immediately prior to the Effective Time shall be issued whole and fractional common shares on the basis of the quotient of the number of shares held by each such person, divided by two hundred ten (210).
     (E) This amendment to Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares. This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

EXHIBIT C
FORM OF
FORWARD STOCK SPLIT
AMENDMENT
     Article FOURTH of the Articles of Incorporation, as amended, of Home City Financial Corporation is hereby amended and replaced in its entirety as follows:
     FOURTH: (A) The authorized shares of the corporation shall be six million (6,000,000), five million (5,000,000) of which shall be common shares, each without par value, and one million (1,000,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation of the corporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.
     (B) Effective on the date and at the time this amendment to Article FOURTH of the Articles of Incorporation is accepted by the Secretary of State of the State of Ohio (the “Effective Time”), each share of the corporation’s common shares then issued and outstanding shall be automatically converted into two hundred ten (210) fully paid and non-assessable common shares (the “Forward Stock Split”).
     (C) This amendment to Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares. This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

EXHIBIT D
HOME CITY FINANCIAL CORPORATION
AMENDED AUDIT COMMITTEE CHARTER
July 28, 2003
I. Purpose
     The purpose of the Audit Committee shall be to oversee the Corporation’s accounting and financial reporting process, the Corporation’s systems of internal accounting and financial controls and the annual independent audit of the Corporation’s financial statements, and the Committee shall serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control systems. In so doing, the Committee will maintain free and open means of communication among the directors, the independent auditors, the internal auditors and the Corporation’s financial management.
II. Composition
     The Committee shall be comprised of three or more directors, as determined by the Board at least annually, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall be “independent” and satisfy the experience and ability requirements of the applicable rules of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, Inc. (“Nasdaq”). Committee members may enhance their familiarity with internal controls, accounting, financial reporting, auditing, legal compliance and ethics by participating in educational programs offered either internally, through external seminars or by outside consultants.
     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board in April or until their successors shall be duly elected and qualified. The members of the Committee may designate a chair by majority vote of the full Committee membership.
III. Meetings
     The Committee is to meet at least quarterly at approximately the time of the earnings news release and prior to submission of the Securities and Exchange Commission (“SEC”) Forms 10-QSB/10-KSB and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be set by the Committee chair. The Committee is to meet in separate executive sessions with management and the independent auditors at least once each year and at other times when considered appropriate to discuss any matters that the Committee believes should be discussed privately. Members will strive to be present at all meetings. As necessary or desirable, the Committee may request that members of management and representatives of the independent accountants be present at Committee meetings.
IV. Responsibilities
To fulfill its responsibilities and duties, the Committee shall:
A. Review and update this Charter periodically as conditions dictate, but at least annually.
B. Select, retain and, when appropriate, terminate the independent auditor of the Corporation, set the independent auditor’s compensation and otherwise oversee the independent auditor of the Corporation as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These powers shall rest solely with the Committee.
C. Pre-approve all audit services and all permitted non-audit services to be performed by the independent auditor as set forth in Section 10A(i) of the Exchange Act. The Committee may establish policies and procedures for the engagement of the independent auditor or any other accounting firm to provide non-audit related services.
D. Review and discuss with management the Corporation’s annual financial statements and any annual financial reports submitted to any governmental body or the public, and the independent auditor’s opinions rendered with respect to such financial statements.
E. Communicate to the independent auditor that the auditor is ultimately accountable to the Committee.
F. Ensure that the independent auditor submits to the Committee periodically a written statement of all relationships between the independent auditor and the Corporation, consistent with Independence Standards Board Standard 1, and engage in active dialog with the independent auditor about all significant relationships the auditor has with the Corporation to determine the auditor’s independence.
G. Review the performance of the independent auditor and consult with the independent auditor outside of the presence of management about internal controls and the effectiveness thereof and the completeness and accuracy of the Corporation’s financial statements. The Committee’s review should include the matters required to be discussed by Statement on Auditing Standards No. 61 and an explanation from the independent auditor of the factors considered by the independent auditor in determining the audit’s scope. The independent auditor should confirm that no limitations have been placed on the scope or nature of the audit. The Committee should recommend to the Board whether the audited financial statements should be contained in the Corporation’s Annual Report on Form 10-KSB to be filed with the SEC.

H. Following completion of the audit, review separately with each of management and the independent auditor any difficulties of disagreements encountered during the course of the audit, such as restrictions on scope of work or access to required information, as well as any improvements that could be made in the audit or internal control procedures.
I. Receive communications, if any, from the independent auditor with respect to interim financial information before the filing of the Quarterly Report on Form 10-QSB with the SEC and discuss such communications with management of the Corporation. The chair of the Committee may represent the entire Committee for purposes of the receipt of communications and discussion with management.
J. Prepare a report to be included in the Proxy Statement for the Corporation’s annual meeting of shareholders, as required by the regulations of the SEC. The name of each Committee member must appear below the report.
K. Establish, as required by Section 10A(m)(4) of the Exchange Act, procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.
L. As the Committee deems necessary, engage and determine funding for independent legal counsel and other advisors for the Committee as required by Section 10A(m)(5) of the Exchange Act.
M. Maintain minutes of each meeting of the Committee and submit the minutes to, or otherwise report to and discuss the matters from each Committee meeting with, the Board.
N. Investigate any matter brought to its attention within the scope of its duties and perform any other activities consistent with this Charter, the Corporation’s Code of Regulations and governing law, as the Committee or the Board deems necessary or appropriate.

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HOME CITY FINANCIAL CORPORATION
HOME CITY FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS
                    , 2006
IMPORTANT
Please complete both sides of the Proxy Card.
Sign, date and return the attached Proxy Card in the postage paid envelope as soon as possible.
Your vote is important, regardless of the number of shares that you own.
     The undersigned shareholder of Home City Financial Corporation (“HCFC”) hereby constitutes and appoints                      and                      as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of HCFC to be held at The Courtyard by Marriott, 100 S. Fountain Avenue, Springfield, Ohio, on                           , 2006, at 3:00 p.m., local time (the “Annual Meeting”), all of the shares of HCFC which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:
1.	The amendment of HCFC’s Articles of Incorporation (the “Articles”) to (a) change the number of issued and outstanding shares of HCFC by dividing the total issued and outstanding shares by 210 and specify that each person who otherwise would be entitled to a fraction of an HCFC share will be paid an amount equal to $17.10 cash for each HCFC share held before the amendment to the Articles, and (b) immediately thereafter, change each then issued and outstanding HCFC share into 210 issued and outstanding shares (collectively, the “Stock Splits”). As a result of the Stock Splits, (a) each shareholder owning fewer than 210 common shares of HCFC immediately before the Stock Splits will receive $17.10 in cash, without interest, for each HCFC common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of HCFC; and (b) each HCFC common share held by a shareholder owning 210 or more common shares of HCFC immediately prior to the effective time of the Stock Splits will continue to represent one common share of HCFC after completion of the Stock Splits.

☐	FOR	☐	AGAINST	☐	ABSTAIN
2.	The re-election of five directors:

☐	FOR all nominees listed below (except as marked to the contrary below):	☐	WITHHOLD authority to vote for all nominees listed below:

	Glenn W. Collier John D. Conroy James M. Foreman Terry A. Hoppes J. William Stapleton		Glenn W. Collier John D. Conroy James M. Foreman Terry A. Hoppes J. William Stapleton
(INSTRUCTION: To withhold authority to vote for any individual nominee, insert that nominee’s name on the line provided below.)

3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.
IMPORTANT: Please sign and date this Proxy on the reverse side.
     Your Board of Directors recommends a vote “FOR” the approval of the amendments to HCFC’s Articles of Incorporation to effect the Stock Splits.
     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposal 1 and FOR the re-election of all five nominees.
     All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting of Shareholders of HCFC and of the accompanying Proxy Statement is hereby acknowledged.
     Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee, guardian or agent, please give your full title. If share are held jointly, each holder should sign.

Signature	Signature

Dated: , 2006	Dated: , 2006
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.
08/25/2006 — Cincinnati — 561627.22